EX-2.1

OPERATIONS TRANSFER AGREEMENT

    This OPERATIONS TRANSFER AGREEMENT (this “Agreement”) is made and entered into as of January 27, 2022 (the “Execution Date”), by and among [ ] a [ ] [ ] (“Current Operator”), [ ] a [ ] [ ] (“New Operator”) and solely for purposes of Section 13.15 of this Agreement, The Pennant Group, Inc., a Delaware corporation (“Guarantor”).

R E C I T A L S

A.Current Operator is the lessee and licensed operator of the Facility (as defined in Article 1 below, which contains definitions of certain capitalized terms used in this Agreement, which are hereby incorporated into these Recitals);
B.Affiliates of Current Operator (each a “Pennant Affiliate”) desire to transfer the operations of the senior living communities set forth on Exhibit A hereto to affiliates of The Ensign Group, Inc. (each an “Ensign Affiliate”) (collectively the “Pennant-Ensign Transactions”);
C.Current Operator holds a valid and current License from DSHS (as defined below) to operate the Facility;
D.The Facility is owned by [ ] a [ ] [ ] (“Landlord”), and is leased to Current Operator pursuant to the terms and conditions of that certain Master Lease, dated as of [ ] (as amended or modified from time to time) between Landlord, Current Operator and certain of their affiliates (the “Lease”);
E.On the Transfer Date (as defined below), New Operator will join that certain Master Lease (as amended or modified from time to time), dated as of [ ] by and between certain affiliates of Landlord and the tenants party thereto, as modified by that certain lease amendment, dated on or about the Transfer Date (the “Lease Amendment”), whereby the Facility will be added to such Master Lease and New Operator will be added as a tenant thereunder; and
F. In such an event and in order to allow for the continued and uninterrupted operation of the Facility prior to issuance of New Operator’s license and any applicable provider number under any government reimbursement program in which the Facility participates, on the Transfer Date, (1) Landlord will lease the Facility to New Operator pursuant to the Lease Amendment, (2) New Operator will sublease the Facility to Current Operator and (3) Current Operator and New Operator will enter into that certain Interim Management Agreement between Current Operaor as “Operator” and New Operator as “Manager” of the Facility (“Interim Management Agreement”), it being understood that the sublease and Interim Management Agreement will automatically terminate upon issuance of New Operator’s license and any applicable provider number under any government reimbursement program in which the Facility participates.
G.Current Operator and New Operator desire to document certain terms and conditions relevant to the orderly transition of operational and financial responsibility for the Facility and the transfer of the operational assets at the Facility from Current Operator to New Operator.
    NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties set forth herein, it is hereby agreed:

A G R E E M E N T
ARTICLE 1. DEFINITIONS
In addition to the other terms defined herein, the following terms shall have the meanings set forth in this Article 1, except as the context otherwise clearly requires:
1.1.     “Accounts” means all Pre-Transfer Accounts and Post-Transfer Accounts.
1.2.     “Affiliate” means, with respect to any person, any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person. For this purpose, “control” shall include the power to direct or cause the direction of the management and policies of a person, whether through the ownership of memberships, securities, election, or appointment of directors, by contract or otherwise.
1.3.     “Assets” means all residents’ records and residency agreements, FF&E, Inventory, Assumed Operating Contracts, General Intangibles, Provider Agreements and every other right and asset owned, leased, held or used by Current Operator in connection with the operation of the Facility, but not including any Excluded Assets.
1.4.     “Assignment and Assumption Agreement” refers to the Assignment and Assumption Agreement in the form attached hereto as Exhibit B, which shall be delivered to New Operator on or before the Transfer Date, transferring the Assumed Operating Contracts to New Operator.
1.5.     “Assumed Operating Contracts” refers to the Operating Contracts identified by New Operator in its sole discretion, if any, on Exhibit C hereto, which shall be delivered to Current Operator by New Operator prior to the expiration of the Due Diligence Period; provided that if any copies of Operating Contracts are not timely delivered to New Operator pursuant to Section 9.1, such Operating Contracts shall not be deemed Assumed Operating Contracts under any circumstances unless expressly agreed to in advance by New Operator in writing.
1.6.     “Benefits” means all vacation, sick leave, comp time, health, dental, vision and similar employer-sponsored benefits plans, 401(k), Keogh and similar savings and retirement plans, in-lieu payments and each and every other employer benefit generally provided by Current Operator or New Operator to its Employees.
1.7.     “Bill of Sale” refers to the Bill of Sale sufficient to convey to New Operator good and indefeasible title, free of all liens, encumbrances and security interests, in and to the Assets, in the form attached hereto as Exhibit D, which shall be delivered to New Operator on or before the Transfer Date.
1.8.    “Current Operator’s Knowledge” and similar phrases means the actual knowledge of the Administrator of records for the Facility.
1.9.“DSHS” refers to the [ ].
1.10.“Encumbrances” refers to security interests, leases, liens and financing arrangements encumbering the FF&E, as listed on Exhibit E, if any.

1.11.“Employees” means any and all persons employed at the Facility as of the Execution Date or the Transfer Date, as the context may apply.
1.12.“Employee Schedule” means a complete schedule which reflects, among other things, (i) the name and Social Security numbers of all Employees of the Facility immediately prior to the Transfer Date, (ii) their positions, status (part or full time) and rates of pay, (iii) current Benefits enrollment data, and (iv) a reasonable estimate of all accrued Benefits which Current Operator is or will be required to pay to such Employees as of the Transfer Date.
1.13.“Employment Claims” means all pending or threatened employee or employment-related claims, suits, charges, complaints and actions filed with any court or agency having jurisdiction of Current Operator, the Facility or its Employees, including any potential claims, whether known or unknown, arising under the Uniform Services Employment and Re-employment Rights Act (“USERRA”) or under the Family and Medical Leave Act (“FMLA”) or claims related to Benefits, in each case, resulting from the consummation of the transaction contemplated by this Agreement or otherwise.
1.14.“Excluded Assets” means and refers to the items enumerated on Exhibit F.
1.15.“Excluded Liabilities” means any and all costs, expenses and other liabilities and obligations arising from the ownership or operation of the Facility prior to the Transfer Date, including without limitation, accounts payable; any liability for Overpayment relating to the Facility with respect to services performed prior to the Transfer Date; any resident-related claim arising from actions or omissions occurring prior to the Transfer Date; any Employment Claims or any other obligations under any employment agreement, pension or retirement plan, profit-sharing plan, stock purchase or stock option plan, medical or other benefits or insurance plan, compensation or bonus agreement, vacation or severance pay plan or agreement or any other employee benefit plan or collective bargaining agreement, in each case, relating to the Employees prior to the Transfer Date; or any costs, expenses, or obligations arising under any contracts not assumed by New Operator.
1.16.“Facility” refers to that certain assisted living Facility consisting of approximately [ ] assisted living units, located at [ ], commonly known as [ ], together with all transferable Licenses, FF&E, Inventory and other assets owned, leased, held or used by Current Operator in connection with the operation of the Facility, but not including any Excluded Assets.
1.17.“FF&E” refers to all furnishings, fixtures, equipment, and every other item of personal property in place or in use at the Facility as of the date of this Agreement or the Transfer Date, excepting the items specifically identified on Exhibit E which are to be retained by Current Operator, who shall repair all damage to the Facility occasioned by such removal, if any.
1.18.“General Intangibles” means all of Current Operator's right, title and interest in any intangible property currently used in connection with the Facility including, without limitation, all of Current Operator's rights under all admission agreements, claims, contracts, leases, licenses, permits, plans, appraisals, studies, warranties, trade lists, mailing lists, utility arrangements and other agreements relating to the ownership, operation or occupancy of the Facility, plus (without limiting the generality of the foregoing) all telephone numbers, email addresses, Web domains in use at the Facility, Trade Name and all other identifying information; but excluding any intangibles constituting Excluded Assets.
1.19.“Governmental Authorities” means all agencies, authorities, bodies, boards, commissions, courts, instrumentalities, legislatures, and offices of any nature whatsoever of any federal, state, county, district, municipal, city, or other government or quasi-government unit or political subdivision;
1.20.“Inventory” means all consumable inventories of every kind and nature whatsoever (specifically including but not limited to all pharmacy supplies, medical supplies, office supplies, maintenance supplies, foodstuffs and other supplies and consumables) owned by Current Operator and located at the Facility as of the date of this Agreement or the Transfer Date.
1.21.“Landlord” has the meaning set forth in the recitals.
1.22.“Lease” has the meaning set forth in the recitals.
1.23.“Lease Amendment” has the meaning set forth in the recitals.
1.24.“License” means and refers to current and valid operating licenses issued by DSHS permitting the Facility’s operation as an assisted living facility listed on Schedule 1.24.
1.25.“Material Adverse Effect” means any change, development, event, state of facts or occurrence that has, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the Assets, operations, prospects, operating results, third party payors, employee relations or financial condition, vendor relations of the Facility, taken as a whole (including, without limitation, by reason of (A) the occurrence of a Survey at the Facility that results in or, after the exit interview conducted by the surveyors, is expected to result in any citations or deficiencies that rise to “harm-level” of “G” or higher or (B) the COVID-19 virus), or (ii) Current Operator’s ability to perform its obligations under this Agreement or the consummation by New Operator or Current Operator of the transactions contemplated hereby, taken as a whole; provided, however, that in no event shall any of the following occurring after the date hereof, alone or in combination, be deemed to constitute a Material Adverse Effect: (A) any effect that results from changes affecting the senior housing industry (to the extent such effect is not disproportionate with respect to the Current Operator) or the United States economy generally (to the extent such effect is not disproportionate with respect to Current Operator), (B) any effect that results from changes affecting general worldwide economic or capital market conditions (to the extent such effect is not disproportionate with respect to Current Operator), (C) any effect resulting from compliance with the terms and conditions of this Agreement, or (D) any declaration of war, military crisis or conflict, civil unrest, act of terrorism, or act of God (excluding the COVID-19 virus or any impact thereof).
1.26.“Medicaid” refers to program(s) administered by agencies, departments or private intermediaries of the State to distribute federal Medicaid and related funding.
1.27.“Operating Contracts” means those vendor, service and supplier operating contracts, equipment leases and similar arrangements related to the operations of the Facility.
1.28.“Permitted Liens” means the matters set forth on attached Schedule 1.28.
1.29.“Pre-Transfer Accounts” means all revenues, monies, accounts, payments and other proceeds of the operation of the Facility, including without limitation general intangibles and any third party payor reimbursements, together with the products and proceeds of all of the foregoing, attributable to the provision of resident services by the operation of the Facility before the Transfer Date.
1.30.“Post-Transfer Accounts” means all revenues, monies, accounts, payments and other proceeds of the operation of the Facility, including without limitation general intangibles and any third party payor reimbursements, together with the products and proceeds of all of the foregoing, attributable to the provision of resident services by the operation of the Facility on and after the Transfer Date.
1.31.“Regulatory Approvals” refers to any and all consents, approvals and licenses necessary to permit the consummation of the transactions contemplated by this Agreement including, but not limited to, such licensure and certification approval from DSHS as may be necessary to enable New Operator to lawfully own and operate the Facility including, but not limited to, licensure and, if applicable, certificate of need approval.
1.32. “Rehired Employee” refers to any Employee who accepts any employment with and offered by New Operator on or before the Transfer Date, with such employment to commence as of the Transfer Date.
1.33.“Resident Trust Property” means and includes any and all resident trust funds, and other property held by Current Operator immediately prior to the Transfer Date for past, present or future residents of the Facility.
1.34.“State” means the State of [ ].
1.35.“Terminated Operating Contracts” refers to all Operating Contracts in effect at the Facility prior to the Transfer Date which are not Assumed Operating Contracts.
1.36.“Trade Name” refers to “[ ]” and all depictions and/or derivations thereof.
1.37.“Transfer Date” shall be and mean 12:01 a.m. on (i) the first day of the calendar month immediately following the satisfaction or waiver of the conditions set forth in Section 2.11 below and the execution and delivery of the Bill of Sale referenced below to New Operator, or (ii) such other date as Current Operator and New Operator shall mutually agree upon in writing.
1.38.“Vehicle” refers to all vehicles used by Current Operator primarily in connection with the operation of the Facility, if any, which shall be listed on Schedule 1.38.
1.39.“Vehicle Leases” means the vehicle leases, loans and other vehicle financing arrangements and agreement(s) identified on Exhibit E, if any.
1.40.“WARN Act” refers to the federal Worker Adjustment and Retraining Notification Act and any comparable State law or regulation.
ARTICLE 2. TRANSFER OF OPERATIONS; AGREEMENTS
2.1.Transfer of Operations. Current Operator agrees to convey, transfer, assign and deliver to New Operator the Assets and all of Current Operator’s right, title and interest in and to the business operations of the Facility, effective as of the Transfer Date. From the date hereof until the Transfer Date, Current Operator agrees to operate the Facility as a going concern and in substantial compliance with all laws, statutes, orders and regulations applicable to and/or necessary for the lawful operation of the Facility and maintenance of licensure and provider certifications, and agrees not to refuse admissions or remove any resident from the Facility prior to the Transfer Date except for valid medical and other lawful reasons or as would otherwise occur in the normal course of operating of the Facility. Current Operator agrees that Current Operator’s rights and obligations in and to the Facility and all of its rights to occupy or otherwise operate the Facility shall terminate as of the Transfer Date, except those rights or obligations which survive or are retained by Current Operator pursuant to this Agreement. NOTWITHSTANDING ANYTHING CONTAINED HEREIN OR IN ANY RELATED DOCUMENT OR AGREEMENT TO THE CONTRARY, CURRENT OPERATOR IS ONLY TRANSFERRING CERTAIN OPERATING ASSETS OF THE FACILITY AND IS NOT ASSIGNING TO NEW OPERATOR, NOR IS NEW OPERATOR ASSUMING FROM CURRENT OPERATOR, ANY EXCLUDED LIABILITIES OR ANY LIABILITY FOR CLAIMS, COSTS, EXPENSES, CONTRACTUAL ARRANGEMENTS, DUTIES OR OBLIGATIONS, CURRENT OPERATOR’S GENERAL, PROFESSIONAL AND OTHER OPERATIONAL LIABILITIES, ERRORS OR OMISSIONS, OR OTHER DUTIES, OBLIGATIONS OR LIABILITIES OF CURRENT OPERATOR, ITS AFFILIATES OR ITS PREDECESSORS-IN-INTEREST, WHETHER KNOWN OR UNKNOWN, CONTINGENT OR OTHERWISE, ARISING FROM OR RELATED IN ANY WAY TO THE OPERATION OF THE FACILITY PRIOR TO THE TRANSFER DATE.
2.2. Cooperation. Each party agrees to cooperate with the other in effecting a change in operation of the Facility for the purposes of licensing and certification in order to ensure the continuous and uninterrupted operation of the Facility as a licensed assisted living facility, including the execution of any documents that may be necessary or desirable to effect the orderly and uninterrupted transition of the License and other certifications to New Operator. Current Operator agrees not to take any action or commit any omission that will or could be reasonably expected to result in the termination or suspension of the existing License. For the avoidance of doubt, Current Operator shall be required to fulfill, at its sole cost and expense, all requirements of any Governmental Authority having jurisdiction of the Facility as contained in any survey (including a change of ownership survey), report, citation, plan of correction, judgment, order or other directive relating to the operation of the Facility prior to the Transfer Date, and the official acceptance thereof as may be required to obtain the License and as otherwise set forth in this Agreement.
2.3.Due Diligence.
2.3.1.Due Diligence Period. From and after the date hereof through 5:00 p.m. PST of the date that is thirty (30) days after the Execution Date (the “Due Diligence Deadline,” and the period ending on the Due Diligence Deadline, the "Due Diligence Period”), New Operator shall have the right to enter upon the Facility at such times as may be mutually convenient and as may be scheduled by Current Operator to conduct such inspections, investigations, tests and studies as New Operator shall deem necessary, including, without limitation, environmental site assessments, engineering tests and studies, and physical examinations of the Facility. New Operator may perform other due diligence investigations and feasibility studies, including a review of the financial condition and operations of the Facility and of any litigation, bankruptcy, judgment and security interest search in the name of the Current Operator, the Landlord and the Facility (the “Due Diligence Investigation”). To the extent New Operator hires any third-party site inspectors, engineers or other parties that will invasively inspect and/or test the Facility, New Operator will secure the prior written consent of Current Operator to any such inspections or tests, which consent may not be unreasonably withheld, conditioned or delayed, and will ensure that any such third party(ies) have adequate insurance covering any potential damage done to the Facility as a result of such inspection/testing. During the Due Diligence Period, New Operator shall also have the right to tour the Facility at such mutually convenient times as may be arranged by Current Operator, to review the books and records related to the financial condition and the operations thereof, to inspect the IT systems and hardware currently in use at the Facility and to observe the day-to-day operations and management thereof subject to New Operator’s obligation not to disrupt the day-to-day operations at the Facility and to perform any such inspections of the books and records of the Facility in compliance with applicable local, state or federal laws governing the confidentiality of resident and/or employee records. To maintain the confidentiality of this pending transaction,

New Operator will require that any third parties who will need access to the Facility or information from the Facility will not contact the Facility directly, and will only inspect or visit the Facility while accompanied by a representative of Current Operator designated for this purpose. Notwithstanding any conflicting provision of this Agreement, New Operator shall not contact any Employee, resident or vendor of the Facility except for communications that are coordinated by Current Operator through appointments that are mutually convenient to the parties; provided that New Operator or its Affiliates shall have the right during the Due Diligence Period to meet and interview key corporate-level personnel and facility-level leaders at a place and time agreed upon by Current Operator or its Affiliates.
2.3.2.Indemnity. The New Operator shall indemnify, defend and hold harmless Current Operator from and against any and all damages, costs, losses and expenses including, but not limited to, reasonable attorneys’ fees, which Current Operator may incur as a result of physical damage or injury to any person or property as a result of the acts or omissions of or its agents or employees while performing the Due Diligence Investigation with respect to the Facility. The indemnity provided for in this Section 2.3.2 shall survive the termination of this Agreement.
2.3.3.Due Diligence Materials. Current Operator has previously provided or within five (5) days after the Execution Date will provide, New Operator with the materials listed on the attached Exhibit G (the “Initial Due Diligence Materials”). Subject to availability, Current Operator will endeavor to provide for New Operator’s review within five (5) business days after receipt of a request therefor from New Operator, copies of any additional due diligence documents as may be requested by New Operator during the Due Diligence Period (the “Supplemental Due Diligence Materials” and together with the Initial Due Diligence Materials, the “Due Diligence Materials”). New Operator shall notify Current Operator of Due Diligence Materials which they deem to be necessary for its Due Diligence Investigation and which it has reason to believe have not been made available to it by Current Operator.
2.4.Termination Rights. If, during the Due Diligence Period, New Operator, as a matter of its sole discretion, determines for any or no reason whatsoever that the Assets are not suitable for New Operator’s use, New Operator, by written notice given to Current Operator before the expiration of the Due Diligence Period, shall have the right to terminate this Agreement. If this Agreement is terminated as provided in this Section 2.4, except as otherwise expressly provided in this Agreement, the Parties shall have no further obligations hereunder.
2.5.Licensure
2.5.1.New Operator agrees that promptly following the Execution Date, New Operator shall file all applications and other documents with DSHS as are required for the Regulatory Approvals and that they shall secure such Regulatory Approvals as promptly as possible. New Operator shall (A) provide such documentation to DSHS as may be necessary for Current Operator to be authorized to secure updates with respect to the status of the Regulatory Approvals directly from the DSHS, (B) from time to time, upon request of Current Operator, advise Current Operator of the status of New Operator’s efforts to secure the Regulatory Approvals, and (C) promptly advise Current Operator once New Operator has received confirmation of the receipt of the Regulatory Approvals. Current Operator shall reasonably and promptly cooperate with New Operator in filing any notices or furnishing any other documents required to be filed by Current Operator in order to enable New Operator to obtain the Regulatory Approvals and, upon request, Current Operator will provide drafts of such notices to New Operator for their review and comment.
2.5.2.Current Operator and New Operator acknowledge and agree that in connection with the issuance of the Regulatory Approvals to New Operator, DSHS may conduct a change of ownership survey of the Facility and that Current Operator will be solely responsible for all costs incurred in connection with such survey as it relates to operations of the Facility prior to the Transfer Date.
2.6.Survey Notices. Current Operator hereby covenants to notify New Operator by electronic mail (i) of the occurrence of a survey at the Facility within seven (7) days (but in any case prior to the Transfer Date) of any such survey at the Facility, (ii) of the communications from any state surveyor during the exit interview within three (3) business days (but in any case prior to the Transfer Date) and (iii) of any citations or deficiencies identified in a survey report or form CMS-2567 related to the Facility within three (3) business days of the receipt thereof (but in any case prior to the Transfer Date).
2.7.Best Efforts. In consideration for the agreements of Current Operator set forth herein, and the full and faithful performance of all of Current Operator’s covenants hereunder, New Operator agrees to use its best efforts to acquire an operating license for the Facility from DSHS, pursuant to all applicable laws and regulations regarding the same.
2.8.Cooperation. Each party agrees to cooperate with the other in effecting a change in operation of the Facility for the purposes of licensing and certification in order to ensure the continuous and uninterrupted operation of the Facility as a licensed assisted living and memory care community, including, without limitation, the execution of any documents and the surrender of the existing License, that may be necessary or desirable to effect the orderly and uninterrupted transition of the License and other certifications to New Operator. Current Operator agrees not to take any action or commit any omission that will or could be reasonably expected to result in the termination or suspension of the existing License. For the avoidance of doubt, Current Operator shall be required to fulfill, at its sole cost and expense, all requirements of any Governmental Authority having jurisdiction of the Facility as contained in any survey (including a change of ownership survey), report, citation, plan of correction, judgment, order or other directive relating to the operation of any Facility prior to the Transfer Date, and the official acceptance thereof as may be required to obtain the License and as otherwise set forth in this Agreement.
2.9.Public Announcements. Current Operator and New Operator agree that, except in connection with its application for the License, neither party shall, with respect to this Agreement and the transaction contemplated hereby, contact or conduct negotiations with public officials, make any public pronouncements, issue press releases, issue or make any internal company announcements, or otherwise furnish information regarding this Agreement or the transaction contemplated hereby to any third party without the prior written consent of the other party; provided, however, that nothing herein shall be construed as prohibiting (i) public disclosures in connection with complying with regulations promulgated by the Securities and Exchange Commission or other government agencies, (ii) private disclosures to the employees, shareholders, agents, contractors, consultants, attorneys, accountants, lenders and affiliates of the disclosing party, provided the same are informed of the confidential nature of the information and directed not to disclose it, or (iii) pursuant to public announcements (including, without limitation, press releases) made with the prior written approval of both parties. Without limiting the foregoing, except in connection with New Operator’s application for the License, under no circumstances shall either party identify the other party or its respective Affiliates as being a party to or otherwise involved in the transaction contemplated by this Agreement without the prior written consent of the other party.
2.10.Access & Joint Announcement.
2.10.1.Upon a date that is prior to the Transfer Date as mutually agreed to by New Operator and Current Operator, but in no event later than three (3) weeks prior to the Transfer Date, New Operator and Current Operator shall hold a joint meeting at the Facility to announce that the Facility will be transferred to New Operator. At any time after this joint meeting, New Operator and its affiliates will be entitled to meet with and interview any and all Employees and make offers of employment to such Employees in accordance with this Agreement, with such interviews and meetings to take place at such times and locations as are acceptable to Current Operator in its reasonable discretion to ensure no disruption of operations of the Facility.
2.10.2.From the date of this Agreement until the termination of this Agreement or through the Transfer Date, as applicable, New Operator agrees to coordinate with Current Operator any such entry and inspection to avoid unreasonably interfering with Current Operator or with Current Operator’s residents or operations at the Facility. Current Operator may elect to have a representative of Current Operator present during any such entry by New Operator. In connection with any such entry, New Operator: (a) shall cause all work to be performed with due care; (b) shall not permit any hazardous condition caused by New Operator (or its employees, agents, consultants or contractors) to remain at the Facility; (c) shall repair any damage to the Facility caused by New Operator (or its employees, agents, consultants or contractors); (d) shall procure and maintain (and have all work performed by contractors who procure and maintain) general liability and property damage insurance in form and amount approved by Current Operator and naming Current Operator as an additional insured and loss payee, evidence of which shall be delivered to Current Operator prior to New Operator’s first entry; (e) obtain all required governmental approvals for all work performed; and (f) may not perform any invasive testing at the Facility without Current Operator’s prior written consent. New Operator shall indemnify, defend and hold the Facility, Current Operator, and Current Operator’s shareholders, partners, members, officers, directors, managers, employees, agents and contractors free and harmless from and against any and all losses, claims, liabilities, damages, costs and expenses, including but not limited to, attorneys’ fees, and court costs arising out of or resulting from such entry by New Operator or its employees, agents, consultants, contractors or subcontractors. New Operator shall keep the Facility free and clear of any mechanics’ liens, materialmen’s liens and other liens arising out of New Operator’s right of entry and the activities contemplated in this Section 2.10.2.
2.10.3.Starting on the date joint meetings are held pursuant to Section 2.10.1 above, New Operator shall be permitted to cause Current Operator to replace the current executive director at the Facility with a person of New Operator’s choosing and in New Operator’s reasonable discretion and in consultation with Current Operator (“New Administrator”); provided that, for the avoidance of doubt, such New Administrator shall be employed by New Operator and contracted with Current Operator for service at such Facility, subject to certain licensing and other qualifications required by Current Operator for such position.
2.11. Conditions. This Agreement and the respective obligations of the parties hereunder are conditioned upon the following:
2.11.1.For New Operator’s benefit:
2.11.1.1.Current Operator shall deliver to New Operator, on or before the Transfer Date the following:
2.11.1.1.1.the Bill of Sale;
2.11.1.1.2.the Assignment and Assumption Agreement;

2.11.1.1.3.all agreements, assignments, exhibits, schedules, instruments, obligations and other documents required to be delivered or performed pursuant to this Agreement; and
2.11.1.1.4.to the extent not otherwise listed above, originals or counterparts, as applicable, of all documents to be executed and delivered by Current Operator pursuant hereto (the “Other Current Operator Documents”), duly executed and acknowledged by Current Operator, as and to the extent herein provided.
2.11.1.2.New Operator and Landlord shall have entered into the Lease Amendment in form and substance acceptable to New Operator in its sole and absolute discretion;
2.11.1.3.Current Operator and Landlord shall have terminated or amended the Lease in form and substance acceptable to Current Operator in its sole and absolute discretion;
2.11.1.4.the performance by Current Operator and Seller of each and every material undertaking, covenant, condition and agreement required to be performed or satisfied by it under this Agreement and the Purchase Agreement, if applicable (except to the extent that such undertakings, covenants and conditions are qualified by the term “material,” in which case such (as so written, including the term “material”) shall have been performed in all respects);
2.11.1.5.no injunction, judgment, order, decree, ruling or charge shall be in effect under any action, suit or proceeding before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator that (i) prevents consummation of any of the transactions contemplated by this Agreement or (ii) would cause any of the transactions contemplated by this Agreement to be rescinded following consummation, provided that New Operator has not solicited or encouraged any such action, suit or proceeding;
2.11.1.6.Current Operator’s prior fulfillment of all deficiencies, citations or requirements of any governmental agency having jurisdiction of the Facility as contained in any survey report, citation, plan of correction, judgment, order or other directive, or, after the exit interview conducted by the surveyors, is expected to result in any citations, deficiencies or requirements, in either case relating to the operation of the Facility, and the official acceptance thereof by such agency;
2.11.1.7.each representation and warranty made by the other party in this Agreement shall be true and correct in all material respects on the Execution Date and on the Transfer Date (except to the extent that such representations and warranties are qualified by the term “material,” in which case such representations and warranties (as so written, including the term “material”) shall be true, correct and complete in all respects);
2.11.1.8. New Operator’s receipt of its own License from DSHS (or if the Interim Management Agreement is used, then this condition shall be deemed a condition subsequent, to be fulfilled within eighteen (18) months following the Transfer Date);
2.11.1.9. none of the following will have been done by, against or with respect to Current Operator: (A) the commencement of a case under Title 11 of the U.S. Code, as now constituted or hereafter amended, or under any other applicable federal or state bankruptcy law or other similar law; (B) the appointment of a trustee or receiver of any property interest; (C) an assignment for the benefit of creditors; (D) an attachment, execution or other judicial seizure of a substantial property interest; (E) the taking of, failure to take, or submission to any action indicating an inability to meet its financial obligations as they accrue; or (F) a dissolution or liquidation;
2.11.1.10.between the Execution Date and the Transfer Date, inclusive, no destruction of or damage from any cause whatsoever, will have occurred with respect to the Facility that, according to Current Operator’s reasonable estimate, would cost, in the aggregate, more than One Hundred Thousand Dollars ($100,000.00) to repair, restore and replace or would take longer than sixty (60) days to repair, restore and replace, in which event, New Operator may terminate this Agreement;
2.11.1.11.evidence of termination of the Existing Lease by all parties thereto and the removal of all monetary liens, judgments, and security interests of Current Operator affecting the Real Property, effective as of the Transfer Date; and
2.11.1.12. from the date of this Agreement through the Transfer Date, there shall not have occurred any change or changes concerning the Facility or the Assets that individually or in the aggregate has or would be reasonably expected to have a Material Adverse Effect, provided, however, that Current Operator will have thirty (30) days following notice from New Operator of such condition or conditions giving rise to the Material Adverse Effect to cure such condition.
New Operator may, but is not required to, waive or defer (in writing) the fulfillment of any one or more of the foregoing conditions in its sole discretion.
2.11.2.For Current Operator’s benefit:
2.11.2.1.Current Operator shall deliver to New Operator, on or before the Transfer Date the following:
2.11.2.1.1.the Bill of Sale;
2.11.2.1.2.the Assignment and Assumption Agreement;
2.11.2.1.3.all agreements, assignments, instruments, obligations and other documents required to be delivered or performed pursuant to this Agreement; and
2.11.2.1.4.to the extent not otherwise listed above, originals or counterparts, as applicable, of all documents to be executed and delivered by New Operator pursuant hereto (the “Other New Operator Documents”), duly executed and acknowledged by Current Operator, as and to the extent herein provided.
2.11.2.2. New Operator’s receipt of its own License from DSHS (or if the Interim Management Agreement is used, then this condition shall be deemed a condition subsequent, to be fulfilled within eighteen (18) months following the Transfer Date);
2.11.2.3.
2.11.2.4.Current Operator and Landlord shall have terminated or amended the Lease in form and substance acceptable to Current Operator in its sole and absolute discretion.

2.11.2.5.New Operator shall have performed and complied with all agreements, conditions and obligations required by this Agreement to be performed or complied with by New Operator prior to or on the Transfer Date, including acceptance of possession of the Facility and the operations therein on the Transfer Date in accordance with this Agreement. Current Operator may, but is not required to, waive or defer (in writing) the fulfillment of any one or more of these conditions in its sole discretion.
2.11.2.6.Current Operator shall have received requisite approvals from its corporate lenders.
2.12.[Escrow Holdbacks.1
2.12.2.1.(i) Following the Transfer Date, New Operator intends to perform certain improvement and/or renovation projects at the Facilities (each such project is referred to herein as a “Deferred Maintenance Project,” and collectively, the “Deferred Maintenance Projects”) and (ii) New Operator anticipates operational losses at the Facility for a period of up to three years after the Transfer Date (“Operational Losses”).
2.12.2.2.In consideration for the obligations hereunder, Current Operator hereby agrees to provide New Operator with up to (i) Five Million Dollars ($5,000,000.00) to reimburse New Operator for the cost of the Deferred Maintenance Projects (the “Deferred Maintenance Funds”) and (ii) One Million Five Hundred Thousand Dollars ($1,500,000.00) to reimburse New Operator for the cost of the anticipated Operational Losses (the “Operational Losses Funds”). On or before the Transfer Date, First American Title Insurance Company (attention Michael Arnett, having an address of 3281 E. Guasti Road, Suite 440, Ontario, CA 91761) (“Escrow Agent”), Current Operator and New Operator shall each enter into an Escrow Agreement in form and substance to be mutually agreed to between the parties (the “Escrow Agreement”). From and after the Transfer Date, the Escrow Agent shall hold the Deferred Maintenance Funds and the Operational Losses Funds in an amount equal to Six Million Five Hundred Thousand Dollars ($6,500,000.00) as security for the Deferred Maintenance Projects and the Operational Losses as set forth above (collectively, the “Escrow Funds”), in an account specified by the Escrow Agent.  The Escrow Agent shall hold the Escrow Funds following the Transfer Date until all such funds shall have been distributed to New Operator pursuant to the terms hereof and the Escrow Agreement. Current Operator covenants and agrees that, within one (1) business day following New Operator’s notice to Escrow Agent (“Escrow Payment Notice”), which notice shall set forth in reasonable detail and specificity, the amounts of New Operator’s Deferred Maintenance Projects and/or Operational Losses, Escrow Agent shall remit to New Operator in immediately available funds, all such sums (“Escrow Payment”).]
ARTICLE 3. TRANSFER OF OPERATING ASSETS
3.1.     Inventory. Current Operator agrees to transfer and convey the Inventory in place free of all liens and encumbrances, other than Permitted Liens, to New Operator on the Transfer Date. Current Operator agrees to maintain the Inventory at least at normal operating levels (but in no event less than statutorily-required levels) at all times up to and including the Transfer Date. Current Operator shall have no obligation to deliver the Inventory to any location other than the Facility, it being understood and agreed that the presence of the Inventory at the Facility on the Transfer Date shall constitute delivery thereof.
1 NTD: To be included in Redmond Heights OTA only

3.2.     Furnishings, Fixtures and Equipment. Current Operator and New Operator acknowledge and agree that, except as specifically noted on Exhibit E, the FF&E is the property of Current Operator or Seller, and Current Operator agrees (i) not to remove any FF&E from the Facility except as noted on Exhibit E and (ii) in the event of any such permitted removal, to repair any damage to the Facility occasioned thereby. Current Operator shall have no obligation to deliver the FF&E to any location other than the Facility, it being understood and agreed that the presence of the FF&E at the Facility on the Transfer Date shall constitute delivery thereof.
3.3.     Computer Systems.     Current Operator shall, at no charge to New Operator, (i) leave all such hardware, software and data intact and in place, complete with any passwords or codes necessary to use the equipment and fully access the data, at the Facility, (ii) acknowledging that the data contained therein and accessed thereby is essential to the continuation of the operations in the Facility, leave such computer systems connected to its remote network (if any) for a period of up to sixty (60) days after the Transfer Date, and (iii) make any data or records relating to the past operation of the Facility which are held or stored offsite accessible to New Operator, in order to facilitate New Operator’s lawful and uninterrupted operation of the Facility after the Transfer Date in compliance with applicable laws and in a manner which does not jeopardize the health, care or welfare of the Facility’s residents. New Operator shall be authorized duplicate data reflected on such systems.
3.4.     Medicaid Provider Numbers; Private Payors.
3.4.1.Schedule 3.4 sets forth the Medicaid provider number held by Current Operator with respect to the Facility (if any).
3.4.2.Current Operator acknowledges that, as applicable, and in accordance with all applicable law and regulation, New Operator may bill Medicaid for services furnished to any Facility residents from and after the Transfer Date, utilizing the Medicaid provider agreement issued to Current Operator, as applicable, and Current Operator hereby consents to (i) the use of Current Operator’s Federal Tax ID Number and Medicaid provider numbers solely for the purpose of billing, (ii) the direct or indirect payment of Post-Transfer Accounts to an account or accounts titled in the name of New Operator or any other entity designated by New Operator for such purpose in accordance with Section 5.2; and (iii) to provide reasonable access to certain Rehired Employees designated by New Operator (which designation may be changed by New Operator from time to time) to the Current Operator’s deposit account(s) currently connected to the Facility for purposes of verifying and managing the collection process set forth in Section 5.2 and Section 5.3. Current Operator hereby covenants and agrees to execute any documents that may be required by Governmental Authorities, Medicaid and/or banking institutions necessary to to effectuate the collection process set forth in Section 5.2 and the direct or indirect payment of Post-Transfer Receivables as set forth above in this Section 3.4 and in Section 5.2 and Section 5.3; provided, however, that New Operator agrees that Current Operator shall not have any liability or obligation other than as set forth in Section 5.1 or Section 5.2 with respect to New Operator’s utilization of such provider numbers following the Transfer Date and New Operator shall fully indemnify Current Operator for any Losses incurred by Current Operator related thereto. Current Operator shall reasonably and promptly cooperate with New Operator in submitting notices to Medicaid and private payors, and in submitting any other notices or furnishing any other documents required to be filed by Current Operator to Medicaid and/or such private payor in order for New Operator to bill for services furnished to any Facility residents from and after the Transfer Date, and Current Operator shall provide drafts of any such notices or filings to New Operator for their review and comment prior to delivering any such notices. In addition, Current Operator agrees to provide to New Operator prior to the Transfer Date the contact information of its representative(s) at such payors and to facilitate the direct communication between New Operator and such representatives to coordinate the implementation of this Section 3.4.2.
3.4.3.New Operator shall provide notices and make all necessary filings as required under applicable law for New Operator to become the Medicaid provider at the Facility.
3.4.4.As applicable, Current Operator shall prepare and file any Medicaid cost reports and complete any open and discharge Medical Data Set records related to the period prior to the Transfer Date, including any final Medicaid cost reports, not later than the date each such report is due. Following the Transfer Date, Current Operator shall be authorized to have reasonable contact with the business office manager or other persons with access to the information at the Facility during normal business hours in order to obtain information needed to prepare the final Medicaid cost reports with respect to claims filed with Medicaid prior to the Transfer Date for the Facility, and New Operator shall provide Current Operator with reasonable access, upon prior notice and during normal business hours to such Facility Records, as it requests, to complete such reports. All proceeds from Current Operator’s cost reports received after the Transfer Date that relate to Pre-Transfer Accounts shall remain the property of Current Operator as and when received.

3.4.5.Notwithstanding any other provisions in this Agreement, in no event shall Current Operator have any liability whatsoever with respect to, and New Operator shall indemnify and hold Current Operator harmless from and against, Losses relating to (i) New Operator’s furnishing of items or services, on or after the Transfer Date (and, in the event New Operator furnishes items or services prior to the Transfer Date, at any time), to Medicaid or any private payor, (ii) New Operator’s financial accounting, coding, billing, cost reporting or claims submissions activities for its own account with respect to any private payor, Medicaid or other Government Program, on or after the Transfer Date, or (iii) New Operator’s retention of payments for the furnishing of such items and services, and New Operator shall indemnify, defend and hold Current Operator harmless against and with respect to any Losses arising therefrom.
3.4.6.Notwithstanding any other provisions in this Agreement, in no event shall New Operator have any liability whatsoever with respect to Losses relating to (i) Current Operator’s furnishing of items or services, prior to the Transfer Date, to Medicaid or any other private payor, (ii) Seller’s financial accounting, coding, billing, cost reporting or claims submissions activities for its own account with respect to any private payor, Medicaid or other Government Program, prior to the Transfer Date, or (iii) Seller’s retention of payments for the furnishing of such items and services, and Current Operator shall indemnify, defend and hold Current Operator harmless against and with respect to any Losses arising therefrom (without any limitation).
3.4.7.It is Current Operator’s and New Operator’s intent that third persons understand and respect the parties’ distinct identities and operations. Neither Current Operator nor New Operator desires or intends to incur any liability or risk from being identified in any manner with the business acts and operations of the other. No party desires to undertake any cost or risk greater than that which it would have if New Operator had been issued a separate Medicaid provider agreement or number and the parties’ distinct identities and operations had been acknowledged by the Medicaid program.
3.5.     General Intangibles. General Intangibles used or held in connection with the operation of the business in the Facility shall be transferred to New Operator on the Transfer Date by execution and delivery of the Bill of Sale. Current Operator agrees to cease all usage of the Trade Name from and after the Transfer Date, and to file an abandonment of such fictitious business name to the extent necessary to relinquish its rights therein. Notwithstanding anything to the contrary in this Section 3.5, Current Operator shall have the right to continue to use the Trade Name in connection with the following: (a) any existing employee health care plans; (b) any existing employee Internal Revenue Code Section 125 or “cafeteria” plan; (c) collecting Pre-Transfer Accounts; (d) resolving any disputes that may arise regarding Pre-Transfer Accounts; and (e) winding up of its affairs and business with respect to the Facility, subject to all applicable laws and statutes of limitation;.
3.6.     Excluded Assets. The Excluded Assets are not included in this transaction and shall be retained by or delivered to Current Operator in accordance with the terms, conditions, and procedures, including without limitation proration procedures, and as set forth in Exhibit F.
3.7.    Preservation of Facility Value. Current Operator acknowledges that a fair return to New Operator on its investment in the Facility is dependent, in part, on the concentration on the Facility between the Execution Date and the Transfer Date. Current Operator further acknowledges that diversion of residents, as applicable, from the Facility to other facilities or institutions and/or reemployment by Current Operator of management or supervisory personnel working at the Facility following the expiration or earlier termination of this Agreement at other facilities or institutions owned, operated or managed, whether directly or indirectly, by Current Operator or its Affiliates could have a material adverse impact on the value and utility of the Facility. Accordingly, New Operator and Current Operator agree as follows:
3.7.1.Between the Execution Date and the Transfer Date, neither Current Operator, Guarantor, nor any of their respective Affiliates, directly or indirectly, without the prior written consent of New Operator, not to be unreasonably withheld, and except as Current Operator determines is reasonably necessary for a patient’s appropriate medical needs: (i) recommend or solicit the removal or transfer of any resident from the Facility to any other skilled nursing, health care, rehabilitative care, senior housing or retirement housing facility, excluding any such facilities owned by New Operator; (ii) transfer personnel, residents, or care activities of the Facility to any other facility owned or operated by Current Operator or any of its Affiliates or from which Current Operator or any of its Affiliates receive any type of compensation or fee for such transfer.
3.7.2.Between the Execution Date and the Transfer Date, neither Current Operator nor any of its Affiliates shall directly or indirectly, induce any regional supervisory personnel working exclusively in connection with the Facility or the geographic area in which the Facility is located, to accept employment at any other skilled nursing, health care, rehabilitative care, senior housing, or retirement housing facility that is operated, owned, developed, leased, managed, controlled, or invested in by Current Operator or any of its Affiliates or in which Current Operator or any of its Affiliates otherwise participates in or from which Current Operator or any of its Affiliates receives revenues.
3.7.3.Current Operator shall not, without the prior written consent of New Operator, reduce or allow to be reduced, either permanently or temporarily, the number of licensed units at the Facility, except through no fault of its own.
3.7.4.Following the Transfer Date and for a period of five (5) years thereafter, Current Operator hereby agrees that it shall not, whether directly or indirectly through any affiliated entities, operate or manage any assited living operations within fifteen (15) miles of the Facility.
3.8. Pandemic Funds.

3.8.1.Except as otherwise disclosed on Schedule 3.8 attached hereto, Current Operator has not received Paycheck Protection Program SBA Loans or CARES Act Provider Relief Fund Monies (in each case as defined below) (collectively the “Pandemic Funds”), which have been released by the Federal government in response to the COVID-19 pandemic. If Current Operator receives any Pandemic Funds prior to the Transfer Date, it shall utilize these funds in accordance with the laws and guidance applicable to each specific category of Pandemic Funds as set forth below. As used herein, “Paycheck Protection Program SBA Loans” shall mean those loans designed to provide a direct incentive for small businesses to keep their workers on the payroll. Any and all Paycheck Protection Program SBA Loans received by Current Operator shall remain the sole responsibility, liability, and obligation of Current Operator. As used herein, the “CARES Act Provider Relief Fund Monies” shall mean those funds received from the U.S. Department of Human Services pursuant to the Families First Coronavirus Relief Act and the CARES Act (including, without limitation, funds under the Coronavirus Relief Fund), laws intended to address the economic fallout of the COVID-19 pandemic. Any and all CARES Act Provider Relief Fund Monies shall remain the property and responsibility of Current Operator. For the avoidance of doubt, New Operator shall not assume or accept any funds, proceeds, responsibilities, liabilities, and/or obligations related to, or in connection with, the CARES Act Provider Relief Fund monies received by Current Operator.
3.8.2.Current Operator hereby agrees to indemnify, defend (with counsel reasonably acceptable to New Operator) and hold New Operator, and its members, officers, directors, employees, agents and affiliates harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, reasonable attorneys’ fees and expenses asserted against or incurred by any or all of them by reason of or resulting from or based on such funds received pursuant to any Pandemic Funds.
3.8.3.Interim Occupancy and Management. If applicable, to facilitate New Operator’s operation of the Facility from the Transfer Date until New Operator receives its own operating license for the Facility from DSHS, Current Operator shall execute and deliver to New Operator, on or before the Transfer Date, the Interim Management Agreement, to permit Current Operator to retain possession of the Facility in accordance with the law of the State, and the New Operator to operate the Facility in accordance with the Interim Management Agreement and under Current Operator’s License for such period. In consideration for the agreements of Current Operator set forth herein, New Operator agrees (i) to proceed with all reasonable diligence following the Transfer Date to apply for (if not already applied for) and pursue an operating license(s) from DSHS, and (ii) to operate the Facility in substantial compliance with applicable laws and regulations for so long as it is operating the same under Current Operator’s License. Current Operator and New Operator mutually covenant and agree to timely perform each and every obligation of the Operator and Manager, respectively, contained in the Interim Management Agreement. A default by either party under this Agreement shall be deemed a default by such party under the Interim Management Agreement, and a default by either party under the Interim Management Agreement shall be deemed a default by such party under this Agreement.
ARTICLE 4. RESIDENT TRUST FUNDS & OTHER PROPERTY
4.1.     Accounting for Resident Trust Property. As of the Transfer Date, Current Operator shall prepare and deliver to New Operator and (if required) the State a true, correct and complete accounting (properly reconciled) of all Resident Trust Property. If and to the extent required by State law in connection with the issuance to New Operator of a License or otherwise, such accounting shall be certified by an independent certified public accountant.

4.2.     Transfer of Resident Trust Property. Within three (3) business days after Current Operator and New Operator agree upon the accounting provided for hereinabove, and in any event no later than five (5) business days following the Transfer Date, Current Operator agrees to (i) remit to the parties entitled thereto all Resident Trust Property which Current Operator or the Facility are no longer entitled or permitted to hold, and (ii) transfer all remaining Resident Trust Property to New Operator, and New Operator hereby agrees that it will hold such remaining Resident Trust Property in trust for the residents entitled thereto, in accordance with applicable statutory and regulatory requirements.
4.3.     Indemnification for Resident Trust Property.
4.3.1.Current Operator will indemnify, defend and hold New Operator harmless for, from and against all liabilities, claims and demands, including reasonable attorneys’ fees and costs, in the event the corpus of the Resident Trust Property transferred to New Operator does not represent Resident Trust Property delivered to Current Operator as custodian, and for claims which arise from actions or omissions of Current Operator with respect to the Resident Trust Property held or handled by Current Operator at any time.
4.3.2.New Operator will indemnify, defend and hold Current Operator harmless for, from and against all liabilities, claims and demands, including reasonable attorneys' fees and costs, in the event a claim is made against Current Operator by a resident for his/her Resident Trust Property where such resident’s funds or other property were properly transferred to New Operator pursuant to the terms hereof.
ARTICLE 5. RECEIVABLES & REIMBURSEMENTS
5.1.    Current Operator’s Cost Reports. As applicable, Current Operator shall timely prepare and file with the State Medicaid agency its cost reports for the fiscal year ending immediately preceding the fiscal year in which the Transfer Date occurs, and for any stub period and final cost reports up to the Transfer Date in respect to its operation of the Facility which are required to be filed by law under the terms of the Medicaid programs. Current Operator will provide the appropriate agencies with any information needed to support claims for reimbursement made by Current Operator either in such final cost reports or in any cost reports filed for prior or subsequent cost reporting periods. Current Operator shall promptly provide New Operator with copies of such reports and supporting documentation. In the event Current Operator fails to timely, accurately or completely file any cost report for the Facility, New Operator shall have the right but not the responsibility, and Current Operator hereby irrevocably appoints New Operator as its agent and attorney in-fact for such purpose, to prepare, file, and otherwise process such cost reports for Current Operator’s name and behalf and at Current Operator’s expense. If New Operator elects to prepare, file, complete, correct and/or process any such report, it shall do so without any legal liability for any errors or omissions therein, and Current Operator hereby forever releases, waives, and discharges New Operator from any liability, known or unknown, for its handling of any cost report hereunder.
5.2.     Accounts Receivable.
5.2.1.Schedule of Pre-Transfer Accounts. Current Operator shall deliver to New Operator a complete, correct resident roster with account status, responsible party, payor source and agings not less than fifteen (15) days prior to the Transfer Date, and shall update such roster as of the Transfer Date (the “Pre-Transfer Accounts Schedule”).
5.2.2.Pre-Transfer Accounts Receivable. Current Operator shall retain its right, title and interest in and to all unpaid Pre-Transfer Accounts, including but not limited to accounts receivable arising from rate adjustments which relate to periods prior to the Transfer Date even if such adjustments occur after the Transfer Date, and Current Operator shall remain liable for any overpayments (including without limitation recapture of pass-throughs) made to Current Operator for periods prior to the Transfer Date for which payment is due to (or for which subsequent reimbursements are offset or denied by) Medicaid or any other payor after the Transfer Date. On the Transfer Date, Current Operator shall provide New Operator with a schedule setting forth by resident its outstanding Pre-Transfer Accounts as of the Transfer Date. Current Operator agrees to timely and properly bill and collect all such Pre-Transfer Accounts. Current Operator and New Operator agree that the “pay to” address for Medicaid payments shall continue to be the Facility address. Current Operator further agrees to authorize New Operator to endorse checks made payable to the Trade Name or any similar names or payees, and deposit same in New Operator’s account, subject to New Operator’s complying with the accounting, notification, distribution and other provisions of this Agreement with respect to Pre-Transfer Accounts. Notwithstanding the above, Current Operator shall not have the right to threaten eviction or any other legal action against current residents of the Facility.
5.2.3.Post-Transfer Accounts. As of the Transfer Date, Current Operator hereby irrevocably assigns to New Operator any and all interest it may have in the Post-Transfer Accounts with the authority and power to bill and collect same, and disclaims all right, title and interest therein and thereto.
5.3.Handling of Receipts by New Operator. Payments received by New Operator after the Transfer Date shall be handled as follows:
5.3.1.To the extent such payments indicate on their face, or if the parties agree, that all or some portion thereof relate to periods prior to the Transfer Date, all such funds applicable to the period prior to the Transfer Date shall be forwarded to Current Operator by New Operator by electronic transfer to a bank account identified by Current Operator, along with a copy of any applicable documentation, once per week and on the last day of each month; and to the extent such payments indicate on their face, or if the parties agree, that they relate to periods on or after the Transfer Date, they shall be retained by New Operator.
5.3.2.If such payments fail to indicate the period to which they relate, then one hundred percent (100%) of such unidentified payments received within ninety (90) days following the Transfer Date shall be deemed to relate first to the covered resident’s unpaid Pre-Transfer Accounts (if any) as set forth on the Pre-Transfer Accounts Schedule and applied by New Operator to reduce such patient’s account until the balance is zero, and the balance of each payment, if any, will then be applied to reduce any balances due for services rendered by New Operator on and after the Transfer Date. One hundred percent (100%) of unidentified payments received after such ninety (90) days period, or such payments that do not reasonably correspond to an amount or amounts set forth on the Pre-Transfer Accounts Schedule, will first be applied 100% to any Post-Transfer Accounts, with the excess, if any, applied to the extent of any balances due for any remaining Pre-Transfer Accounts. All such Pre-Transfer Accounts (if any) shall be forwarded to Current Operator by New Operator by electronic transfer to a bank account identified by Current Operator, along with a copy of the applicable remittance advice, on the next scheduled electronic transfer pursuant to Section 5.3.1.
5.4. Handling of Receipts by Current Operator. Payments received by Current Operator after the Transfer Date shall be handled as follows:
5.4.1.To the extent such payments indicate on their face, or if the parties agree, that all or some portion thereof relate to periods prior to the Transfer Date, they shall be retained by Current Operator; and to the extent such payments indicate on their face, or if the parties agree, that they relate to periods on or after the Transfer Date, all such funds applicable to the period subsequent to the Transfer Date shall be forwarded to New Operator by Current Operator by electronic transfer to a bank account identified by New Operator, along with a copy of the applicable remittance advice, once per week and on the last day of each month; and
5.4.2.If such payments fail to indicate the period to which they relate, then one hundred percent (100%) of such unidentified payments received within ninety (90) days following the Transfer Date shall be deemed to relate first to the covered resident’s unpaid Pre-Transfer Accounts (if any) as set forth on the Pre-Transfer Accounts Schedule and applied by Current Operator to reduce such patient’s account until the balance is zero, and the balance of each payment, if any, will then be applied to reduce any balances due for services rendered by New Operator on and after the Transfer Date. One hundred percent (100%) of unidentified payments received after such ninety (90) days period, or such payments that do not reasonably correspond to an amount or amounts set forth on the Pre-Transfer Accounts Schedule, will first be applied 100% to any Post-Transfer Accounts, with the excess, if any, applied to the extent of any balances due for any remaining Pre-Transfer Accounts. Any such Post-Transfer Accounts (if any) shall be forwarded to New Operator by Current Operator by electronic transfer to a bank account identified by New Operator, along with a copy of the applicable remittance advice, on the next scheduled electronic transfer pursuant to Section 5.4.1.
5.5.Private Pay. Any payments received by either party from or on behalf of private pay patients (including without limitation self-pay) shall be treated in the same manner as described in Sections 5.3 and 5.4 above; provided that any payment received by either party during the first ninety (90) days after the Transfer Date for a private pay resident, which fails to designate the period to which it relates, will first be applied to reduce the patient's Pre-Transfer Account balances (if any) as set forth on the Pre-Transfer Accounts Schedule until such amounts are reduced to zero, with any balance to be applied to reduce Post-Transfer Accounts. All unidentified payments received thereafter shall be deemed to relate first to Post-Transfer Accounts until such amounts are reduced to zero, with any balance to be applied to reduce Pre-Transfer Accounts.
5.6.Offset. Without limiting any other rights or remedies of the parties under this Agreement, (i) New Operator shall have the right to offset against any such payments any amounts that are due and owing to it from Current Operator under the terms of this Agreement, and (ii) Current Operator shall have the right to offset against any such payments any amounts that are due and owing to it from New Operator under the terms of this Agreement; provided that in all cases the offsetting party shall promptly notify the other in writing of the offset and the reason therefor with all necessary detail for proper accounting.
5.7.Misapplication of Payments. In the event that any payment hereunder is misapplied by the parties, except as otherwise provided herein, the party which erroneously received said payment shall remit the same to the other within ten (10) days after such determination is conclusively made by mutual agreement of the parties.
5.8.Cooperation in Processing of Claims. If necessary, New Operator and Current Operator agree to provide each other, upon request and in a timely manner, with copies of all Medicaid or private payor reimbursement requests pertaining to the Facility submitted to any Medicaid fiscal intermediary or private payor whether before or after the Transfer Date. Each party agrees to take all reasonable steps to assist the other in processing Medicaid claims or private payor claims and obtaining Medicaid payments or private payor payments for services rendered (i) in the case of New Operator, from and after the Transfer Date, and (ii) in the case of Current Operator, prior to the Transfer Date. The party being assisted agrees to reimburse the party rendering assistance for any reasonable documented out-of-pocket expenses incurred by the assisting party in rendering such assistance.

5.9.Access. For the period of one hundred eighty (180) days following the Transfer Date, after providing advance notice to New Operator in each instance, Current Operator and its agents and representatives shall have reasonable access during business hours to review and audit such records, resident contracts, resident status reports, medical necessity documentation, services documentation, account documentation, remittance advice documentation, and other documents and records as reasonably necessary to confirm the division of the Accounts, payments or accounts payable, to facilitate billing and collection of Current Operator's Pre-Transfer Accounts, to handle any of Current Operator’s accounts payable or to reconcile any financial information. New Operator shall also supply Current Operator with any records possessed by New Operator which Current Operator reasonably requests to collect Pre-Transfer Accounts
5.10.Overpayment Claims. In the event that federal or state agencies or any private insurer or other payor making payments to Current Operator for services performed on or prior to Transfer Date make any claim for fines, civil money penalties, recoupment of fraudulent charges or overpayments (including without limitation recapture of pass-throughs) (collectively, “Overpayments”) occurring for any such period, then Current Operator agrees to save, indemnify, defend and hold New Operator harmless for, from and against any and all loss, damage, injury or expense incurred by New Operator because of any such claim, and Current Operator shall promptly reimburse New Operator for the full amount of any such claim, offset, chargeback or other attempted recovery of such Overpayments upon demand. In the event Current Operator successfully appeals any such Overpayment claim and New Operator receives funds or credits as result thereof, New Operator shall promptly remit to Current Operator the full amount of any such funds or credits.
ARTICLE 6. EMPLOYEES
6.1.     Current Employees; Payroll & Benefits. Current Operator shall deliver the Employee Schedule to New Operator not less than fifteen (15) days prior to the Transfer Date, and shall update such Employee Schedule three (3) business days before the Transfer Date. New Operator acknowledges that Current Operator may make reasonable personnel changes up to the Transfer Date consistent with past practice in the ordinary course of business. Current Operator shall not solicit or offer to employ any current Employee of the Facility at any of its affiliated operations, for a period of one (1) year following the Transfer Date without the prior written consent of New Operator; provided, however, the foregoing restriction shall not prohibit the Current Operator or its Affiliates from soliciting or hiring any person who responds to a general advertisement or solicitation, including but not limited to advertisements or solicitations through newspapers, trade publications, periodicals, radio or website, or efforts by any recruiting or employment agencies, not specifically directed at Employees of the Facility. Current Operator agrees not to give any Facility employee a salary or wage increase prior to the Transfer Date without New Operator’s written consent, except consistent with past practice in the ordinary course of business. Current Operator also agrees to provide to New Operator, promptly following the execution and delivery of this Agreement, copies of Current Operator’s current employee handbook and/or human resources manual, detailed benefits information including carriers, brokers and participating Employees, contact information and cost information, 401(k) plan documents and a roster of enrolled Employees, and such other documentation of current terms and conditions of employment as New Operator may reasonably request, to the extent not disclosed in the Employee Schedule. All information disclosed or provided to New Operator hereunder, shall be deemed confidential and shall be subject to Section 13.1 hereto in all respects.

6.2.     Employee Status.
6.2.1.Termination of Employees. Current Operator shall terminate the employment of each Employee as of the Transfer Date. Current Operator agrees to issue and deliver final payroll checks, including all sums due for accrued Benefits as required by applicable State and federal laws and Current Operator’s existing policies and procedures, to the Employees in full and on time in accordance with the requirements of applicable State and federal laws, and to timely and fully pay all payroll taxes and similar obligations due in connection therewith. Current Operator agrees to indemnify, defend and hold New Operator harmless for, from and against any and all claims, suits, actions, proceedings, costs, fees, and other liabilities arising from or in connection with the non-payment, untimely payment, or incomplete or inaccurate payment to Employees for wages, Benefits and other sums due Employees for pre-Transfer Date periods.
6.2.2.Hiring of Employees. On the Transfer Date, New Operator shall use commercially reasonable efforts to (a) offer employment to at least seventy-five percent (75%) of the personnel employed by Current Operator in good standing at the Facility as of the day prior to the Transfer Date, subject to background checks and New Operator's standards and qualifications for employment, whether such Employees are in active or inactive status, on an “at-will” basis, and (b) offer Rehired Employees positions performing comparable services as such Rehired Employees performed prior to the Transfer Date. Current Operator covenants and agrees to staff the operations at levels consistent with past practice and in the ordinary course of business and that they shall not give any Employee a salary or wage increase prior to the Transfer Date without the express written consent of New Operator, except in ordinary course of business.
6.2.3.Eligibility for Benefits. For purposes of determining eligibility to receive and participate in New Operator’s Benefits programs, New Operator shall accord Rehired Employees the same seniority as they had with Current Operator. New Operator shall permit Rehired Employees to enroll in New Operator’s group health plan on or as soon as practicable after the Transfer Date, with no eligibility waiting period so long as the Rehired Employee has been continuously employed by Current Operator for at least ninety (90) days immediately prior to the Transfer Date. In the event the Transfer Date falls on a date other than the first (1st) day of a calendar month, Current Operator and New Operator acknowledge and agree that Rehired Employees shall be eligible to participate in New Operator’s group health plan and similar Benefits from and after the first (1st) day of the calendar month following the Transfer Date. Any Rehired Employee who has not been continuously employed by Current Operator for at least ninety (90) days immediately prior to the Transfer Date shall become eligible for Benefits as of the first (1st) day of the calendar month following the ninetieth (90th) day of combined continued employment with Current Operator and New Operator. Current Operator shall include all accrued vacation and sick benefits in the final paycheck issued to all Rehired Employees in accordance with the laws of the State.
6.2.4.WARN Act Compliance. New Operator acknowledges that Current Operator does not intend to give notice to Employees of any “closure” or “mass layoff” under the WARN Act, and New Operator’s covenant under Section 6.2.2 is designed in part to avoid or minimize any such requirement. Accordingly, New Operator agrees to indemnify Current Operator for, from and against any liability which it may incur under the WARN Act in the event New Operator violates of its obligations under Section 6.2.2; provided, however, that nothing herein shall be construed as imposing any obligation on New Operator to indemnify Current Operator for, from or against any liability which it may incur under the WARN Act as a result of Current Operator’s acts or omissions prior to the Transfer Date, including any liability which may result from the aggregation of the acts of Current Operator prior to the Transfer Date and the acts of New Operator after the Transfer Date, it being understood and agreed that New Operator shall only be liable for its own acts or omissions after the Transfer Date.
6.3.     Employee Records. Current Operator shall remove all employee files of former Employees whose employment has been terminated as of fifteen (15) days prior to the Transfer Date. Current Operator shall allow New Operator to retain Current Operator’s employee files of Employees employed at the Facility as of the Transfer Date, including without limitation originally executed employee applications and original Form I-9s of Rehired Employees, for a period of ninety (90) days from the Transfer Date, or until New Operator has obtained new employee applications and I-9s; immediately thereafter New Operator shall deliver the original documents to Current Operator; provided that, during such retention period, New Operator shall allow Current Operator reasonable access, upon prior notice and during normal business hours, to such employee files and the ability to copy the same, as Current Operator may require in its reasonable discretion.
6.4.     No Employment Rights or Contract. Notwithstanding anything in this Agreement to the contrary, nothing in this Article 6 or any other provision of this Agreement shall be interpreted to create any rights in favor of any person not a party hereto, including the Employees, require New Operator to offer employment to any particular Employee, create any rights in favor of any person not a party hereto, including without limitation the employees of the Facility, or constitute an employment agreement or condition of employment for any Employee or any Rehired Employee.
6.5.     Foreign Workers. Current Operator has included, as part of Schedule 6.5 hereto, a list of all foreign nationals employed at the Facility who are working under a visa or other work authorization. Current Operator represents that, to the best of Current Operator’s Knowledge after appropriate inquiry, (i) all Employees are either citizens or legal residents of the United States, (ii) all foreign workers have provided to Current Operator copies of valid identity and work authorization documents, and (iii) that no such work authorizations have expired or been revoked.
6.6.     Employment Claims and Complaints. Current Operator has included, as part of Schedule 6.6 hereto, a list of all pending and threatened Employment Claims resulting from the consummation of the transaction contemplated by this Agreement or otherwise. Current Operator acknowledges that New Operator is not assuming any liability for pending, or threatened or other pre-transfer Employment Claims, and (i) New Operator hereby disclaims any and all liability for all Employment Claims arising from or in connection with the employment of any Employee prior to the Transfer Date, and (ii) Current Operator hereby agrees to indemnify, defend and hold New Operator harmless for, from and against any and all Employment Claims arising from or in connection with the employment of any Employee prior to the Transfer Date.
ARTICLE 7. PRORATIONS
7.1.     Prorations. Revenues and expenses pertaining to Assumed Operating Contracts, water, electricity, sewer, gas, telephone and other charges for the billing period(s) in which the Transfer Date occurs, real and personal property taxes, prepaid expenses and other related items of revenue or expense attributable to the Facility that are not otherwise prorated under the Purchase Agreement shall be prorated between Current Operator and New Operator as of the Transfer Date, whether or not such prorations are actually reflected on a closing settlement statement prepared for the transaction contemplated by this Agreement. In general, prorations shall be made so as to reimburse Current Operator for prepaid expense items to the extent that the same are attributable to periods on and after the Transfer Date, and to charge Current Operator for prepaid revenue items and accrued or incurred but unpaid expenses to the extent that the same are attributable to periods prior to the Transfer Date. The intent of this provision shall be implemented by New Operator remitting to Current Operator any invoices which reflect a service or delivery date before the Transfer Date and by New Operator assuming responsibility for the payment of any invoices which reflect a service or delivery date on and after the Transfer Date; provided that in the event of any nonpayment of amounts due, after delivery of written notice to Current Operator and an opportunity for Current Operator to make such payment is provided, for pre-Transfer Date periods which threatens the availability of goods or services to the Facility, then in addition to all other rights and remedies available to New Operator, New Operator shall have the right to pay amounts due and Current Operator shall reimburse New Operator for the cost thereof upon demand; provided further that, if Current Operator’s nonpayment threatens the health and safety of any residents or the operation of the Facility in the ordinary course of business, New Operator shall have the right to pay such amounts due without the need to provide prior notice or a chance to cure to Current Operator, and Current Operator shall reimburse New Operator for the cost thereof upon demand.
7.2.     Calculation. All such prorations shall be made on the basis of actual days elapsed in the relevant accounting or revenue period and shall be based on the most recent information available. Without limiting the foregoing, water, electricity, sewer, gas, telephone and other utility charges shall be based, to the extent practicable, on final meter readings and invoices covering the period of time through the Transfer Date. Utility charges which are not metered and read on the Transfer Date shall be estimated based on prior charges, and shall be re-prorated upon receipt of statements therefor.
7.3.     Adjustments. All amounts owing from one party hereto to the other party hereto that require adjustment after the Transfer Date shall be settled within ninety (90) days after the Transfer Date or, in the event the information necessary for such adjustment is not available within said ninety (90) day period, then as soon thereafter as practicable.
7.4.     Petty Cash. On the Transfer Date, New Operator shall remit to Current Operator a cashier’s check in the amount equal to petty cash maintained at the Facility, and Current Operator shall leave the petty cash in place.
ARTICLE 8. RECORDS
8.1.     Delivery of Records. On the Transfer Date, Current Operator shall deliver to New Operator all of the records of the Facility including, but not limited to, current resident records, employee records of current Employees as set forth in Section 6.3 and other relevant and non-proprietary records used or developed in connection with the business conducted at the Facility, and all licenses, agreements, records, reports and information reasonably necessary to continue care for any residents remaining at the Facility after the Transfer Date. With respect to resident information, such transfer and delivery shall be in accordance with all applicable laws, rules and regulations governing the transfer of such records. Nothing herein shall be construed as precluding Current Operator from removing from the Facility on the Transfer Date the financial records that relate to its operations at the Facility and/or to its overall operations. Current Operator agrees to retain a copy of any inventory or list of such records to facilitate its access to such records as needed pursuant to Section 8.2, and Current Operator acknowledges that New Operator shall have no obligation to retain any such inventory or list.
8.2.     Access to Records.
8.2.1.Subsequent to the Transfer Date, New Operator shall allow Current Operator and its agents and representatives to have reasonable access (upon reasonable prior notice and during normal business hours), to inspect and to make copies of, the books and records and supporting material of the Facility referred to in Section 8.1 above relating to the period prior to and including the Transfer Date, to the extent reasonably necessary to enable Current Operator to investigate and defend malpractice, Employee or other claims, to file or defend cost reports and tax returns and to verify accounts receivable collections due Current Operator, and for any other reasonably necessary purpose.
8.2.2.Current Operator shall be entitled to remove the originals of any records delivered to New Operator for purposes of litigation involving a resident or Employee to whom such record relates, if (i) an officer of or counsel for Current Operator certifies that such original must be produced in order to comply with applicable law or the order of a court of competent jurisdiction in connection with such litigation, and (ii) Current Operator leaves a full and complete copy of such records in the Facility while the originals are in its possession. Any record so removed shall promptly be returned to New Operator following its use.
8.2.3.New Operator agrees to maintain such books, records and other material comprising records of the Facility's operations prior to the Transfer Date that have been received by New Operator from Current Operator or otherwise, including, but not limited to, resident records and records of resident funds, to the extent required by law, but in no event less than three (3) years or the minimum period required by any applicable statute of limitations in force as of the Transfer Date, and shall allow Current Operator a reasonable opportunity to remove such documents, at Current Operator's expense, at such time as New Operator shall decide to dispose of such documents.
8.3.     HIPAA Compliance. On or before the Transfer Date, New Operator and Current Operator shall each execute and deliver to the other mutual and reciprocal HIPAA Business Associate Agreements in form and substance mutually acceptable to New Operator and Current Operator.
ARTICLE 9. OPERATING AGREEMENTS
9.1.     Operating Contracts. Current Operator will deliver to New Operator true, complete and current copies of all Operating Contracts within seven (7) days after this Agreement has been executed. Current Operator assigns, and New Operator assumes and agrees to be bound by all of the terms and conditions of, the Assumed Operating Contracts from and after the Transfer Date. In furtherance of the foregoing, Current Operator shall reasonably cooperate with New Operator in connection with the assignment of the Assumed Operating Contracts to New Operator.
9.1.1.Nothing herein shall be construed as imposing any liability on New Operator with respect to any obligations under (a) the Assumed Operating Contracts which relate to the period prior to the Transfer Date even if the same do not arise until after the Transfer Date (except to the extent that New Operator receives and accepts goods or services under an Assumed Operating Contract, in which case its liability shall be determined by the pro-ration of the cost of such benefit under such Assumed Operating Contract), it being specifically understood and agreed that New Operator’s liability shall be limited to its acts and omissions thereunder after the Transfer Date, or (b) any Terminated Operating Contracts, including without limitation any costs, fees or penalties incurred by Current Operator as a result of Current Operator’s breach or early terminated of the Terminated Operating Contracts.
9.1.2.Current Operator agrees to deliver conditional notices of cancellation under each of the Terminated Operating Contracts within five (5) business days following its receipt of the Terminated Operating Contracts from New Operator (but in any event prior to the

Transfer Date), with the terminations to be effective on or before the Transfer Date or at the earliest possible date(s) thereafter.
9.1.3.If New Operator is unable, despite the exercise of commercially reasonable efforts, to establish utility accounts for the providers referred to below by the Transfer Date, for a period of up to sixty (60) days following the Transfer Date, Current Operator shall continue as the named party on the following Terminated Operating Contracts:
9.1.3.1.Any telephone service agreements;
9.1.3.2.Any cable or satellite television contracts.
Such contracts shall continue following the Transfer Date in a manner and at levels consistent with how such services were provided to the Facility immediately prior to the Transfer Date. New Operator shall pay Current Operator the “prevailing rate” (as defined herein) for the service provided to New Operator (based on metered usage, where applicable). For purposes hereof, the term “prevailing rate” means the then current rate charged to Current Operator by the provider of such utilities, including any applicable taxes and other charges, for such sixty (60) day period. New Operator shall use its best efforts to obtain these services directly from the current service provider or another service provider prior to the end of the 60-day term.
9.2.Vehicle Leases. Current Operator and New Operator acknowledge and agree that the Vehicles identified on Exhibit E as being leased or otherwise encumbered under the terms of their corresponding Vehicle Leases, true and complete copies of which have been, or will be in accordance with Section 9.1 above, provided to New Operator and identified on Exhibit E. Current Operator represents and warrants that there are no outstanding leases or other encumbrances affecting the vehicles which have not been disclosed to New Operator and listed on Exhibit E. New Operator shall assume (subject to the lessors’ consent) and be responsible for all payments and other charges accruing only on the vehicle leases identified as such on Exhbit C, if any, as Assumed Operating Contracts from and after the Transfer Date.
9.3.Equipment Financing and Leases. Current Operator and New Operator acknowledge and agree that the FF&E listed on Exhibit E, if any, are leased or otherwise encumbered under the terms of the equipment leases, true and complete copies of which have been, or will be in accordance with Section 9.1 above, provided to New Operator and identified on Exhibit E. Current Operator represents and warrants that there are no outstanding liens, leases or other encumbrances affecting the Facility or any of the FF&E therein which have not been disclosed to New Operator and identified on Exhibit E. New Operator shall assume (subject to the lessors’ consent) and be responsible for all payments and other charges accruing only on the equipment leases listed on Exhibit C as Assumed Operating Contracts from and after the Transfer Date.
9.4. Tenant Leases. Exhibit E attached hereto also contains a list of all leases of space in the Facility by Current Operator to third-party service providers, such as physical therapists, banks, medical clinics or beauty shop operators (collectively, the “Tenant Leases”). Current Operator has provided, or will be in accordance with Section 9.1 above, provide to Purchaser access to copies of all Tenant Leases during due diligence. Except as disclosed on Exhibit E, each Tenant Lease is in full force and effect and to the actual knowledge of Current Operator, no party to any such Tenant Lease is in default thereunder. New Operator shall assume only the Tenant Leases set forth on Exhibit C as Assumed Operating Contracts.

ARTICLE 10. INDEMNIFICATION
10.1.Current Operator. Without limiting its other obligations and duties hereunder, Current Operator shall indemnify, defend and hold New Operator, and its respective officers, directors, employees, shareholders and affiliates (“New Operator Indemnified Parties”), harmless for, from and against any and all claims, losses, expenses, damages, obligations, deficiencies, or liabilities of any kind, including without limitation costs of investigation, interest, penalties, reasonable attorneys’ fees, and any and all costs, expenses, and fees incident to any suit, action or proceeding (each a “Loss” and collectively, the “Losses”), incurred, sustained or suffered by the New Operator Indemnified Parties which arise out of, result from or are related to any of the following:
10.1.1.except as otherwise provided in this Agreement, any and all obligations and liabilities relating to the ownership and the operation of the Facility by Current Operator that exist as of the Transfer Date, including, but not limited to, (a) any obligations under the Assumed Operating Contracts, (b) any violations of fraud and abuse laws, (c) any other State or federal law governing the operation of the Facility, including but not limited to laws relating to any deficiencies under any surveys that occurred prior to the Transfer Date and (d) any failure of any cost report filed by Current Operator for the cost reporting periods prior to the Transfer Date, including the final cost reports filed after the Transfer Date, to comply with applicable State law, and any Employment Claims; and for purposes of this Section 10.1.1 an obligation shall be deemed to “exist” as of the Transfer Date if it relates to events which occurred as a result of the acts or omissions of Current Operator prior to the Transfer Date, even if it is not asserted until after the Transfer Date;
10.1.2.any Terminated Operating Contracts;
10.1.3.any breach of or inaccuracy in any representation, warranty or covenant of Current Operator contained in this Agreement or in any certificate furnished to New Operator hereunder;
10.1.4.any claims against Current Operator, New Operator or the Facility (a) with respect to the operation of the Facility by Current Operator prior to the Transfer Date, (b) for any fees, fines or penalties assessed against the Assets of the Facility and attributable to periods prior to the Transfer Date, or (c) for repayment of any Overpayments made to Current Operator for services rendered at the Facility prior to the Transfer Date, including, but not limited to, claims against New Operator in the form of offsets by Medicaid or any other payor against their payments due to any New Operator or attributable to periods on and after the Transfer Date that relate to said Overpayments made to Current Operator;
10.1.5.in the event the amount of the Resident Trust Funds, if any, transferred to New Operator does not represent the full amount of the Resident Trust Funds shown to have been delivered to Current Operator as custodian, and for claims which arise from actions or omissions of Current Operator with respect to the Resident Trust Funds prior to the Transfer Date; or
10.1.6.any Excluded Liability.
10.2.New Operator. Without limiting its other obligations and duties hereunder, New Operator shall indemnify, defend and hold Current Operator, and its respective officers, directors, Employees, shareholders and affiliates (the “Current Operator Indemnified Parties”), harmless for, from and against any and all Losses incurred, sustained or suffered by Current Operator Indemnified Parties which arise out of, result from or are related to New Operator’s operation of the Facility on and after the Transfer Date, including, but not limited to, as follows:

10.2.1.except as otherwise provided in this Agreement, any and all obligations and liabilities relating to the ownership and the operation of the Facility by New Operator that exist on and after the Transfer Date, including, but not limited to, (a) any obligations under the Assumed Operating Contracts, (b) any violations of fraud and abuse laws, (c) any other State or federal law governing the operation of the Facility, including but not limited to laws relating to Employment Claims and (d) any failure of any cost report filed by New Operator for the cost reporting periods on and after the Transfer Date, to comply with applicable State law; and for purposes of this Section 10.2.1, an obligation shall be deemed to “exist” after the Transfer Date if it relates to events which occurred as a result of the acts or omissions of New Operator after the Transfer Date;
10.2.2.any breach of or inaccuracy in any representation, warranty or covenant of New Operator contained in this Agreement;
10.2.3.any claims against Current Operator, New Operator or the Facility (a) with respect to the operation of the Facility by New Operator as of and after the Transfer Date, (b) for any fees, fines or penalties assessed against the Assets of the Facility and attributable to periods after the Transfer Date, or (c) for repayment of any overpayments made to New Operator for services rendered at the Facility after the Transfer Date, including, but not limited to, claims against Current Operator in the form of offsets by Medicaid, or any other payor against their payments due to Current Operator or attributable to periods prior to the Transfer Date that relate to said overpayments made to New Operator; or
10.2.4.in the event the amount of the Resident Trust Funds, if any, transferred to New Operator as custodian, does not represent the full amount of the Resident Trust Funds shown to have been delivered by Current Operator, and for claims which arise from actions or omissions of New Operator with respect to the Resident Trust Funds after the Transfer Date.
10.3.Remedies Prior to Transfer Date.
10.3.1.Termination. Following the Due Diligence Period and prior to the Transfer Date, in the event of any material breach or default of any representation, warranty, covenant, agreement, or other obligation of a party hereunder, the other party may at its option, subject to Section 10.4, terminate this Agreement by delivering written notice of termination to the defaulting party specifying with particularity the breach or default on which the notice is based.
10.3.2.Default of Current Operator. In the event the Transfer Date and the transactions contemplated hereby do not occur as provided herein by reason of the default of Current Operator, New Operator may elect, as the sole and exclusive remedy of New Operator, to (a) terminate this Agreement and in such event Current Operator shall not have any further liability whatsoever to New Operator hereunder, or (b) pursue its equitable remedies, including, without limitation, specific performance of this Agreement or the obligations of Current Operator hereunder.
10.3.3.Default of New Operator. In the event of a default by New Operator, Current Operator may elect, as the sole and exclusive remedy of Current Operator, to (a) terminate this Agreement, and in such event, except as expressly provided in this Agreement, New Operator shall not have any further liability whatsoever to Current Operator hereunder or (b) pursue its equitable remedies, including, without limitation, specific performance of this Agreement or the obligations of New Operator hereunder.
10.4.Notice of Default. Notwithstanding anything contained herein to the contrary, neither party to this Agreement may claim termination or pursue any other remedy (other than injunctive relief) on account of a breach of a covenant, representation or warranty by the other, without first giving such other party written notice of such breach and not less than twenty (20) days within which to cure such breach. The Transfer Date, if necessary, shall be postponed to the extent necessary to afford such opportunity to cure.
10.5.Indemnification Procedures.
10.5.1.If either New Operator or Current Operator (as applicable, the “Indemnified Party”) has or claims in good faith to have incurred or suffered Losses for which it is or may be entitled to be held harmless, indemnified, compensated or reimbursed under this Article 10 by the other party (the “Indemnitor”), whether or not involving a third party claim, such Indemnified Party shall promptly deliver a notice of claim (a “Notice of Claim”) to the Indemnitor. Each Notice of Claim shall: (i) state that such Indemnified Party believes in good faith that such Indemnified Party is or may be entitled to indemnification under this Article 10; (ii) contain a detailed description of the facts and circumstances supporting the Indemnified Party’s claim; and (iii) if practicable, contain a good faith, non-binding, preliminary estimate of the aggregate amount of the actual and potential Losses that the Indemnified Party believes have arisen and may arise as a result of such facts and circumstances (the aggregate amount of such estimate, as it may be modified by such Indemnified Party in good faith from time to time, being referred to as the “Claimed Amount”).

10.5.2.During the twenty (20) business day period commencing upon delivery by an Indemnified Party to the Indemnitor of a Notice of Claim (the “Dispute Period”), the Indemnitor may deliver to the Indemnified Party who delivered the Notice of Claim a written response (the “Response Notice”) in which the Indemnitor: (i) agrees that the full Claimed Amount is owed to the Indemnified Party; (ii) agrees that part, but not all, of the Claimed Amount (such agreed portion, the “Agreed Amount”) is owed to the Indemnified Party; (iii) indicates that no part of the Claimed Amount is owed to the Indemnified Party; or (iv) reserves its right to dispute the claim for indemnification described in the Notice of Claim. If the Response Notice is delivered in accordance with clause “(ii)” or “(iii)” of the preceding sentence, the Response Notice shall also contain a brief description of the facts and circumstances supporting the Indemnitor’s claim that only a portion or no part of the Claimed Amount is owed to the Indemnified Party, as the case may be. Any part of the Claimed Amount that is not agreed to be owed to the Indemnified Party pursuant to the Response Notice (or the entire Claimed Amount, if the Indemnitor asserts in the Response Notice that no part of the Claimed Amount is owed to the Indemnified Party) is referred to in this Agreement as the “Contested Amount” (it being understood that the Contested Amount shall be modified from time to time to reflect any good faith modifications by the Indemnified Party to the Claimed Amount). If a Response Notice is not received by the Indemnified Party prior to the expiration of the Dispute Period, then the Indemnitor shall be deemed to have responded that no part of the Claimed Amount is owed to the Indemnified Party.

10.5.3.Any Agreed Amount shall be promptly paid by Indemnitor to Indemnified Party. Any payments to be made by Indemnitor hereunder shall be paid within five (5) business days of the determination of the amount owed to the account specified by such Indemnified Party by wire of immediately available funds.
ARTICLE 11. DEFAULT & REMEDIES
11.1.Remedies. Subject to the limitations on remedies herein, in the event of a default by either party, the other party shall have all remedies available to it at law, in equity and under this Agreement, which remedies shall be cumulative and not exclusive, and which remedies may be pursued singly, successively or simultaneously with any others.

ARTICLE 12. REPRESENTATIONS AND WARRANTIES
12.1.Current Operator’s Warranties. Current Operator hereby makes the following warranties and representations:
12.1.1.Current Operator is a corporation duly formed and in good standing under the laws of the state of its organization, and is authorized to do business in the State.
12.1.2.Current Operator possesses all approvals necessary to maintain and operate and is licensed by the State to operate, the Facility as an assisted living and independent living facilities with all permits, licenses, and other governmental approvals necessary for the operation of the Facility as it is currently operated have been received and are now currently effective. A true and current copy of the License was provided to New Operator.
12.1.3.There are currently no court orders, consent decrees, judgments or similar directives, including without limitation corporate integrity agreements under 42 USC Sec. 1320a-7b(f), affecting the Facility, Current Operator, or any member, partner or affiliate of Current Operator.
12.1.4.Other than as specifically identified in Schedule 12.1.4, there are no pending, or to Current Operator’s Knowledge threatened, judicial, municipal or administrative proceedings, consent decrees or judgments with respect to, or in any manner affecting or relating to the Facility or any portion thereof, or in which Current Operator is or will be a party by reason of Current Operator's operation or occupancy of the Facility, and during the three (3) year period immediately preceding the date of this Agreement there have been no notices of claims, claims, suits, actions, threats, demands, or casualty losses of any kind filed or claimed relating to the Facility or claims or losses affecting any insurance rating of the Facility or Current Operator, nor has there been any medical records request from an attorney representing a current or past resident of the Facility within the past two (2) years. To Current Operator’s Knowledge, it does not employ or contract with any Person that appears on the federal Office of Inspector General List of Excluded Individuals/Entities at the Facility.
12.1.5.There are no collective bargaining agreements between Current Operator and/or the Facility and any labor organization or employee group applicable to the operation and/or management of the Facility and, to Current Operator’s Knowledge, no election or other effort to unionize the Facility or any portion of its staff is underway, has been petitioned for by any Facility staff, or has been granted by the National Labor Relations Board or any similar body.
12.1.6.To the best of Current Operator’s Knowledge, the Facility is currently in compliance with (i) all governmental orders issued by any agency having jurisdiction of the Facility, (ii) all plans of correction and allegations of compliance filed by or in behalf of the Facility within the three (3) year period immediately preceding the Transfer Date, and (iii) all Conditions and Standards of Participation for Medicaid program, as applicable. If applicable, Current Operator has not received written or verbal notice of, nor does it have a reasonable basis to expect the issuance of a written or verbal notice with respect to, any action or proceeding initiated or proposed by State agencies having jurisdiction thereof, to either revoke, withdraw or suspend the License or to decertify, terminate, ban or limit the participation of Current Operator or the Facility in the Medicaid program, and to the best of Current Operator’s Knowledge there is no condition or event which currently constitutes, or which with notice or the lapse of time or both would constitute, a default under or a violation of any of the License, the Medicaid provider agreement (if any), which would or would be reasonably likely to result in the revocation or termination thereof. Current Operator has fulfilled all requirements of any governmental agency having jurisdiction of the Facility as contained in any survey report, citation, plan of correction, judgment, order or other directive (in each case whether already received or reasonably anticipated based upon the exit interview of any recent survey or visit by such government agency) relating to the operation of any Facility.
12.1.7.To the best of Current Operator’s Knowledge, Current Operator does not have any outstanding liability for fines, civil money penalties, recoupment of fraudulent charges, or Overpayments (including, without limitation, recapture of payment intermediaries) from any Government Program with respect to the Facility.
12.1.8.To the best of Current Operator’s Knowledge, it has not received written notice that any investigation, action or proceeding is pending or threatened, which questions the validity of this Agreement or any action taken or to be taken pursuant hereto.
12.1.9.To Current Operator’s Knowledge, all property taxes levied against the Assets and allocable to the period prior to the Transfer Date have been paid or, by the time of the Transfer Date, will be paid by Current Operator, or such taxes will be prorated between the parties as contemplated herein.
12.1.10.To the best of Current Operator’s Knowledge, its directors, officers and Employees, and Persons who provide professional services under agreements with Current Operator have not, in connection with their operation of the Facility and in their professional capacities only, engaged in any activities which are prohibited under the federal Controlled Substances Act, 21 U.S.C. § 801 et. seq. or the regulations promulgated pursuant to such statute or any related state or local statutes or regulations concerning the dispensing and sale of controlled substances, other than such violations that would not reasonably be expected to have a Material Adverse Effect.
12.1.11.Current Operator currently conducts, and in the last two (2) years has conducted, the Facility’s operations in compliance with the requirements of the Clinical Laboratory Improvement Amendments of 1988, as amended, and any applicable state laws or regulations, including all applicable certification, licensure, survey, and inspection requirements, as may be applicable to such Current Operator’ operations, other than such noncompliance that would not reasonably be expected to have a Material Adverse Effect.
12.1.12. To Current Operator’s knowledge, since January 1, 2018, it has not received any written notice or claim of, or been subject to any action for, any data privacy or security breach, and it has not suffered any material HIPAA breach in respect of the Facility.
12.1.13.Current Operator has or will provide New Operator with access to all survey and other Governmental Authority reports, waivers of deficiencies, plans of correction, and Current Operator’s files (collectively, “Licensing Surveys”) for the last three (3) years in Current Operator’s files located at the Facility. Current Operator has filed and complied with all applicable plans of correction or is in the process of doing so with respect to the most recent Licensing Surveys and as of the Transfer Date (a) any and all directives, orders, plans and recommendations contained in such Licensing Surveys will have been, as applicable, either implemented or fully performed and completed by Current Operator (but only to the extent implementation or completion could reasonably be accomplished between the time of the Licensing Survey and the Transfer Date) and (b) Seller will, if applicable, have filed all necessary reports to enable the agency or authority having jurisdiction thereof to have granted clearance thereof.
12.1.14.To Current Operator’s Knowledge: (a) no hazardous material has been stored or exists in, on, under or around the Facility other than asbestos, PCBs, if any, and lead emanating from lead-based paint; and (b) Current Operator has not caused or suffered any hazardous materials to be used, released, discharged, placed or disposed of at, on or under the

Facility or any real property adjacent thereto except in compliance with applicable environmental laws, rules and regulations. No underground storage tanks are located at the Facility and no portion of the Facility has ever been used as a dump for waste material. Except for matters which were previously brought into compliance, Current Operator has not received any written notice from any Governmental Authority or any written complaint from any third party with respect to its alleged noncompliance with, or potential liability under, any applicable environmental laws, rules or regulations involving the Facility, nor does it have a reasonable basis to expect the issuance of such a notice or complaint.
12.1.15. Current Operator is not, and, to Current Operator’s knowledge, none of its stockholders, managers, beneficiaries, partners, or principals is subject to Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”) or is listed on the United States Department of the Treasury Office of Foreign Assets Control list of “Specially Designated Nationals and Blocked Persons” as modified from time to time (the “OFAC List”), and that none of them is otherwise in violation of the provisions of the Executive Order or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”).
12.1.16. To Current Operator’s Knowledge, Current Operator’s financial statements, which were submitted to New Operator in connection with New Operator’s evaluation of the Facility, are true, correct and complete in all material respects and fairly represent the financial condition and results of the operations of the Facility for the periods covered thereby. All of the books and records of the Facility, including, but not limited to, books and records related to resident trust funds and employee records, are true and correct in all material respects.
12.1.17.Since October 1, 2021, through the Transfer Date, Current Operator has not (a) Granted any material increase in the compensation or benefits provided by Current Operator to any Employees except compensation granted to new Employees who were hired in the ordinary course of business on substantially similar terms to existing Employees with comparable duties and experience and except for raises or bonuses for Employees in the ordinary course; or (b) Sold, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of, any of the Assets having a fair market value at the time of sale, transfer or disposition of $25,000.00 or more in the aggregate, except for replacement of FF&E in the ordinary course or due to mechanical failure, breakage or ordinary wear and tear.
12.1.18.As of the Transfer Date, Inventory will be in sufficient quantity and condition for the normal operation of the Facility in compliance with all material requirements of Governmental Authorities and consistent with past practices.
12.1.19.Current Operator is duly authorized to consummate the transactions contemplated by this Agreement. Current Operator has, or as of the Transfer Date will have, all necessary power and authority to sell and convey the Assets and its interest in the business in the Facility to New Operator. Current Operator has all necessary power and authority to enter into this Agreement and to execute all documents and instruments referred to herein or contemplated hereby, and all necessary action has been taken to authorize the individual executing this Agreement to do so. This Agreement has been duly and validly executed and delivered by Current Operator and is enforceable against Current Operator in accordance with its terms.
12.1.20.As of the Execution Date and the Transfer Date, there are no residents of the Facility that are “pending Medicaid.”

12.2.New Operator’s Warranties. New Operator hereby makes the following warranties, representations and covenants to Current Operator, which shall survive the termination hereof:
12.2.1.New Operator is a corporation duly formed and in good standing in the State.
12.2.2.New Operator has all requisite power and authority to execute and deliver this Agreement and to carry out its obligations hereunder and the transactions contemplated hereby, and all necessary action has been taken to authorize the individual executing this Agreement to do so. The documents contemplated hereby have been or will be duly authorized by all necessary action on New Operator's part. This Agreement has been, and the documents contemplated hereby to be executed by New Operator will be, duly executed and delivered by New Operator and constitute its legal, valid and binding obligations enforceable against it in accordance with their terms, and the consummation and performance by New Operator of the transactions contemplated herein will not result in a violation of or be in conflict with or constitute a default under any term or provision of the organizational documents of New Operator, or any of the terms or provisions of any agreement or instrument to which it is a party or by which it is bound, or of any term of any applicable law, ordinance, rule or regulation of any governmental authority, or of any term of any applicable order, judgment or decree of any court, arbitrator or governmental authority.
12.2.3.New Operator has obtained, or will have obtained prior to or on the Transfer Date to the extent required by law, verbal or written (including e-mail) confirmation from the applicable Governmental Authorities confirming that all licenses, certificates of need, certifications, permits, provider numbers, or other similar authorizations required to operate the Facility as an assisted living and memory care community in the State will be issued in the ordinary course upon delivery by New Operator of documentation evidencing the consummation of the transactions contemplated by this Agreement. There is no existing event, matter or situation and New Operator has no Knowledge of any pending or threatened litigation or event, happening or occurrence which would prevent or materially and adversely impair New Operator’s ability to obtain licensure as required by applicable law for New Operator’s operation of the Facility.
12.2.4.Neither New Operator nor any of its officers or directors has been (i) excluded from participating in any federal or state health care program, (ii) debarred from contracting with any governmental agency or (iii) convicted or pled guilty to any felony or any crime involving health care.
ARTICLE 13. MISCELLANEOUS
13.1.Assignment. New Operator may not assign this Agreement to any other party or parties and any such attempted assignment will be void, provided that notwithstanding anything herein to the contrary, this Agreement may be assigned to an affiliate of New Operator, upon written notice to Current Operator, provided New Operator or an entity controlling New Operator retains control of such affiliate and remains liable for all obligations of New Operator hereunder.
13.2.Further Assurances. Each of the parties hereto agrees to execute and deliver any and all further agreements, documents or instruments necessary to effectuate this Agreement and the transactions referred to herein or contemplated hereby or reasonably requested by the other party to perfect or evidence their rights hereunder.

13.3.Expenses. Each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement.
13.4.Notices. All notices, requests, demands and other communications required under this Agreement shall be in writing and shall be deemed duly given and received (i) if personally delivered, on the date of delivery, (ii) if mailed, three (3) days after deposit in the United States Mail, registered or certified, return receipt requested, postage prepaid and addressed as provided below, (iii) if by a courier delivery service providing overnight or “next-day” delivery, on the next business day after deposit with such service, or (iv) electronic mail upon confirmation of receipt, addressed as follows:

Current Operator: [ ] c/o Pennant Services, Inc. 1675 E. Riverside Drive, Suite 200 Eagle, Idaho 83616 Attn: General Counsel Email: Legal@pennantservices.com	New Operator: [ ] c/o Ensign Services, Inc. 29222 Rancho Viejo Road, Suite #127 San Juan Capistrano, CA 92675 Attn: General Counsel Email: legal@ensignservices.net

Either party may change its above-designated address by giving the other party written notice of such change in the manner set forth herein.
13.5.Applicable Law; Jurisdiction. This Agreement and the rights of the parties hereto shall be governed and construed in accordance with the laws of the State without regard to conflict of laws.
13.6.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
13.7.Construction. This Agreement has been negotiated by and between Current Operator and New Operator in arms-length negotiations, and both parties are responsible for its drafting. Both parties have reviewed this Agreement with appropriate counsel, or have waived their right to do so, and the parties hereby mutually and irrevocably agree that this Agreement shall be construed neither for nor against either party, but in accordance with the plain language and intent hereof. The captions of paragraphs and subparagraphs of this Agreement have been inserted solely for the purposes of convenience and reference, and shall not control or affect the meaning or construction of any of the provisions of this Agreement.
13.8.Controversy. In the event of litigation between the parties arising out of or relating to this Agreement, the prevailing party or parties shall be entitled to recover from the non-prevailing party or parties its or their reasonable expenses, including, but not by way of limitation, reasonable attorneys' fees and costs of suit.
13.9.Waiver. Waiver by one party of the performance of any covenant, condition or promise of the other party shall not invalidate this Agreement, nor shall it be considered to be a waiver by such party of any other covenant, condition or promise contained herein. The waiver of either or both parties of the time for performing any act shall not be construed as a waiver of any other act required to be performed at a later date.

13.10.Severability. Should any part of this Agreement be declared invalid for any reason, such decision shall not affect or impair the validity of the remaining part or parts hereof, and this Agreement shall remain in full force and effect as to all parts not declared invalid or unenforceable as if the same had been executed with the invalid or unenforceable portion(s) thereof eliminated.
13.11.Entire Agreement. This Agreement comprises the entire agreement between the parties hereto with respect to the subject matter hereof and shall be construed together. This Agreement may not be amended, modified or terminated except by written instrument signed by all of the parties hereto.
13.12.No Unintended Beneficiaries. This Agreement is solely between the parties hereto, and shall not create any right or benefit in any third party, including without limitation any creditor, agent, partner, Employee or Affiliate of Current Operator, Current Operator, or any entity or agency having jurisdiction of the License, the Facility or the operation of the business therein.
13.13.Survival of Obligations, Representations, and Warranties. The respective representations, warranties, covenants and remedies of Current Operator and New Operator made herein (other than those contained in Section 5.10 (Overpayment Claims), Sections 12.1.1 and 12.2.1 (Capacity), first sentence of Section 12.1.2 (License), and Sections 12.1.19 and 12.2.2 (Authority) (collectively, the “Fundamental Provisions”)) or in any certificate or other document delivered pursuant to this Agreement, including without limitation the obligations of indemnity hereunder, shall survive for two (2) years following the Execution Date; provided that, any claims or losses arising from or related to the Excluded Liabilities and the Fundamental Provisions shall survive the Execution Date until the applicable statute of limitations has run. The parties hereto specifically and unambiguously intend that the survival periods that are set forth in this Section 13.13 for the representations and warranties contained herein shall replace any statute of limitations for such representations or warranties that would otherwise be applicable.
13.14.Cross Default. Any material breach or default of any warranty, covenant, agreement, condition or other obligation of a party hereunder, shall constitute a material breach or default under the any of the Pennant-Ensign Transactions and the non-breaching party shall be entitled to any and all remedies to which such non-breaching party may be entitled under the terms of this Agreement.
13.15.Guaranty. Until the date that is eighteen (18) months following the Transfer Date, Guarantor hereby guarantees all of the obligations and performance of Current Operator under this Agreement, including but not limited to the obligations of Current Operator arising under Section 3.8 and Article 10 of this Agreement (the “Guaranty”). The obligations of Guarantor hereunder are independent of the obligations of Current Operator under this Agreement, and a separate action or actions may be brought and prosecuted against Guarantor regardless of whether any action is brought against Seller or whether Seller is joined in any such action or actions. The Guaranty is a guaranty of performance and payment when due and not merely of collection. The Guaranty shall be unconditional regardless of any lack of enforceability of this Agreement or any bankruptcy, insolvency or similar action or proceeding with respect to New Operator.
13.16.Risk of Loss. Until the Transfer Date, Current Operator (a) shall bear all risk of loss with regard to the Assets (whether or not insured), (b) shall cause to be maintained in full force and effect fire and extended coverage insurance in an amount equal to one hundred percent (100%) of the replacement cost of the Assets, and (c) shall comply with all requirements of all such insurance policies. Prior to the Transfer Date, Current Operator shall not reduce or cancel the amount of coverage of any insurance policy pertaining to the Assets. In the event that all or any part of the Assets are damaged or destroyed by fire, windstorm or any other casualty on or prior to the Transfer Date, Current Operator shall immediately notify New Operator of such damage or destruction. In the event that such damage or destruction is in the aggregate more than Two Hundred Fifty Thousand Dollars ($250,000), New Operator shall have the option to: (x) terminate this Agreement by written notice delivered to Current Operator within fifteen (15) days after the Casualty Notice, in which case the parties shall have no further obligations hereunder, or (y) proceed with the transactions contemplated by this Agreement without abatement of the Purchase Price, in which case (i) all insurance proceeds shall be deemed to have been absolutely and irrevocably assigned to and be payable directly to New Operator and Current Operator shall provide New Operator with a credit at closing equal to the insurance deductible, (ii) after the Close of Escrow, New Operator shall have the right to conduct all settlement proceedings with respect to the insurance claims, and (iii) Current Operator shall deliver to New Operator through Escrow an unconditional assignment of all insurance proceeds. If this Agreement is not terminated, Current Operator shall not be obligated to repair any damage or destruction. Current Operator shall in good faith estimate the cost to repair and the time required to complete such repair and will provide New Operator written notice of Current Operator’s estimation together with such supporting documentation as is in the possession or control of Current Operator that would inform New Operator of the extent of the damage and cost to repair the same (the “Casualty Notice”) as soon as reasonably practicable after the occurrence of the casualty. After Casualty Notice, the Closing shall be extended, as necessary, to give the Parties the full 15-day period to make such election and to obtain insurance settlement agreements with Current Operator’ insurers.
13.17.Condemnation. If condemnation or eminent domain proceedings or an agreement with a governmental agency in lieu of such proceedings should affect all or a portion of the land or of the improvements on the land constituting the Real Property prior to the Close of Escrow, New Operator may, at its option, either (i) terminate this Agreement by written notice to Current Operator, and neither New Operator nor Current Operator shall have any further liability hereunder, or (ii) elect to consummate this transaction, in which event Current Operator shall assign to New Operator all of its right, title and interest in and to any award made or to be made in connection with such proceedings or agreement and shall permit New Operator to conduct all negotiations and enter into all agreements with respect thereto. New Operator’s rights hereunder shall be cumulative, and New Operator shall have the foregoing rights in the case of each such condemnation or eminent domain proceeding.
13.18.If any exhibits or schedules are not attached hereto, the parties hereto agree to attach such exhibits and schedules as soon as reasonably practicable but in any event no later than fifteen (15) days prior to the Transfer Date. New Operator’s obligations to close pursuant to this Agreement shall be conditioned upon New Operator approving all exhibits and schedules within seven (7) days of submission thereof from Current Operator to New Operator. The parties hereto agree that the party charged with providing an exhibit or schedule to this Agreement shall, to the extent necessary after delivery thereof, amend or supplement all exhibits and schedules in order for the same to be current, true and correct as of the Transfer Date.

[Signature page immediately follows]

    IN WITNESS WHEREOF, the parties hereby execute this Agreement as of the day and year first set forth above.

NEW OPERATOR:

[ ],
a Nevada corporation

By:
Name:
Title:

CURRENT OPERATOR:

[ ],
a Nevada corporation

By:
Name:
Title:

GUARANTOR:

THE PENNANT GROUP, INC.,
a Delaware corporation

By:
Name:
Title: